UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

THERMO FISHER SCIENTIFIC INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

 81 Wyman Street
 Waltham, MA 02451

April 8, 2011

Dear Stockholder:

You are cordially invited to attend the 2011 Annual Meeting of Stockholders of Thermo Fisher Scientific Inc., which will be held on Wednesday, May 25, 2011, at 1:00 p.m. (Eastern time) at the Mandarin Oriental New York, 80 Columbus Circle at 60th Street, New York, New York.

The notice of meeting and proxy statement accompanying this letter describe the specific business to be acted upon at the meeting. The Company’s 2010 Annual Report to Stockholders also accompanies this letter.

It is important that your shares of the Company’s common stock be represented and voted at the meeting regardless of the number of shares you may hold. Whether or not you plan to attend the meeting in person, you can ensure your shares of the Company’s common stock are voted at the meeting by submitting your instructions by telephone, the Internet, or in writing by returning the Company’s proxy card (if one has been provided to you). Please review the instructions in the enclosed proxy statement and proxy card regarding each of these voting options.

We are pleased this year to again take advantage of the Securities and Exchange Commission rule allowing companies to furnish proxy materials to their stockholders over the Internet. We believe that this e-proxy process expedites stockholders’ receipt of proxy materials, while lowering the costs and reducing the environmental impact of our annual meeting. Stockholders receiving e-proxy materials have been sent a notice containing instructions on how to access the proxy statement and annual report over the Internet and how to vote.

Thank you for your continued support of the Company.

Yours very truly,

MARC N. CASPER
President and Chief Executive Officer

 81 Wyman Street
 Waltham, MA 02451

NOTICE OF 2011 ANNUAL MEETING OF STOCKHOLDERS

To be held on May 25, 2011

Important Notice Regarding the Availability of Proxy Materials for the
Annual Meeting of Stockholders to be Held on May 25, 2011.
The Proxy Statement and 2010 Annual Report are available at www.proxyvote.com.

April 8, 2011

To the Holders of the Common Stock of
THERMO FISHER SCIENTIFIC INC.

Notice is hereby given that the 2011 Annual Meeting of Stockholders of Thermo Fisher Scientific (“Thermo Fisher” or the “Company”) will be held on Wednesday, May 25, 2011, at 1:00 p.m. (Eastern time) at the Mandarin Oriental New York, 80 Columbus Circle at 60th Street, New York, New York.

The purpose of the meeting is to consider and take action upon the following matters:

1.	Election of four directors for a three-year term expiring in 2014.

2.	To approve an advisory vote on executive compensation.

3.	To hold an advisory vote on the frequency of future executive compensation advisory votes.

4.	Ratification of the Audit Committee’s selection of PricewaterhouseCoopers LLP as the Company’s independent auditors for 2011.

5.	A stockholder proposal regarding the declassification of our Board of Directors, if presented by its proponent at the meeting.

6.	Such other business as may properly be brought before the meeting and any adjournment thereof.

Stockholders of record at the close of business on March 28, 2011, are the only stockholders entitled to notice of and to vote at the 2011 Annual Meeting of Stockholders.

This notice, the proxy statement and the proxy card enclosed herewith are sent to you by order of the Board of Directors of the Company.

By Order of the Board of Directors,

SETH H. HOOGASIAN
Senior Vice President, General Counsel and Secretary

IMPORTANT

Whether or not you intend to attend the meeting in person, please ensure that your shares of the Company’s common stock are present and voted at the meeting by submitting your instructions by telephone, the Internet, or in writing by completing, signing, dating and returning the enclosed proxy card to our tabulation agent in the enclosed, self-addressed envelope, which requires no postage if mailed in the United States.

Directions to the Annual Meeting are available by calling Investor Relations at (781) 622-1111.

 81 Wyman Street
 Waltham, MA 02451

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

May 25, 2011

This proxy statement is furnished in connection with the solicitation of proxies by Thermo Fisher Scientific Inc. (“Thermo Fisher” or the “Company”) on behalf of the Board of Directors of the Company (the “Board”) for use at the 2011 Annual Meeting of Stockholders to be held on Wednesday, May 25, 2011, at 1:00 p.m. (Eastern time) at the Mandarin Oriental New York, 80 Columbus Circle at 60th Street, New York, New York, and any adjournments thereof. The mailing address of the principal executive office of the Company is 81 Wyman Street, Waltham, Massachusetts 02451. This proxy statement and enclosed proxy card are being first furnished to stockholders of the Company on or about April 8, 2011.

Purpose of Annual Meeting

At the 2011 Annual Meeting of Stockholders, stockholders entitled to vote at the meeting will consider and act upon the matters outlined in the notice of meeting accompanying this proxy statement, including the election of four directors for a three-year term expiring in 2014, an advisory vote on executive compensation, an advisory vote on the frequency of future executive compensation advisory votes, the ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent auditors for 2011, and a stockholder proposal regarding the declassification of the Company’s Board of Directors.

Voting Securities and Record Date

Only stockholders of record at the close of business on March 28, 2011, the record date for the meeting, are entitled to vote at the meeting or any adjournments thereof. At the close of business on March 28, 2011, the outstanding voting securities of the Company consisted of 383,179,783 shares of the Company’s common stock, par value $1.00 per share (“Common Stock”). Each share of Common Stock outstanding at the close of business on the record date is entitled to one vote on each matter that is voted.

Quorum

The presence at the meeting, in person or by proxy, of a majority of the outstanding shares of Common Stock entitled to vote at the meeting will constitute a quorum for the transaction of business at the meeting. Votes of stockholders of record present at the meeting in person or by proxy, abstentions, and “broker non-votes” (as defined below) are counted as present or represented at the meeting for the purpose of determining whether a quorum exists. A “broker non-vote” occurs when a broker or representative does not vote on a particular matter because it either does not have discretionary voting authority on that matter or it does not exercise its discretionary voting authority on that matter.

Manner of Voting

Stockholders of Record

Shares entitled to be voted at the meeting can only be voted if the stockholder of record of such shares is present at the meeting, returns a signed proxy card, or authorizes proxies to vote his or her shares by telephone or over the Internet. Shares represented by valid proxy will be voted in accordance with your instructions. If you choose to vote your shares by telephone or over the Internet, which you may do until 11:59 p.m. Eastern time on Tuesday, May 24, 2011, you should follow the instructions provided on the proxy card. In voting by telephone or over the Internet, you will be allowed to confirm that your instructions have been properly recorded.

A stockholder of record who votes his or her shares by telephone or Internet, or who returns a proxy card, may revoke the proxy at any time before the stockholder’s shares are voted at the meeting by entering new votes by telephone or over the Internet by 11:59 p.m. Eastern time on May 24, 2011, by written notice to the Secretary of the Company received prior to the meeting, by executing and returning a later dated proxy card prior to the meeting, or by voting by ballot at the meeting.

Participants in the Thermo Fisher Scientific 401(k) Retirement Plan and the Fisher Hamilton L.L.C. Retirement Savings Plan

If you hold your shares through the Thermo Fisher Scientific 401(k) Retirement Plan or the Fisher Hamilton L.L.C. Retirement Savings Plan (each, a “401(k) Plan”), your proxy represents the number of shares in your 401(k) Plan account as of the record date. For those shares in your 401(k) Plan account, your proxy will serve as voting instructions for the trustee of the 401(k) Plan. You may submit your voting instructions by returning a signed and dated proxy card to the Company’s tabulation agent in the enclosed, self-addressed envelope for its receipt by 11:59 p.m. Eastern time on Friday, May 20, 2011, or by telephone or over the Internet by 11:59 p.m. Eastern time on Sunday, May 22, 2011, in accordance with the instructions provided on the proxy card.

You may revoke your instructions by executing and returning a later dated proxy card to the Company’s tabulation agent for its receipt by 11:59 p.m. Eastern time on May 20, 2011, or by entering new instructions by telephone or over the Internet by 11:59 p.m. Eastern time on May 22, 2011.

Beneficial Stockholders

If you hold your shares through a broker, bank or other representative (“broker or representative”), you can only vote your shares in the manner prescribed by the broker or representative. Detailed instructions from your broker or representative will generally be included with your proxy material. These instructions may also include information on whether your shares can be voted by telephone or over the Internet or the manner in which you may revoke your votes. If you choose to vote your shares by telephone or over the Internet, you should follow the instructions provided by the broker or representative.

Voting of Proxies

Shares represented by proxy will be voted in accordance with your specific choices. If you sign and return your proxy card or vote by telephone or over the Internet without indicating specific choices, your shares will be voted FOR the nominees for director, FOR the Company’s executive compensation, for every TWO YEARS on frequency of future executive compensation advisory votes, FOR the ratification of the selection of independent auditors for 2011 and AGAINST the stockholder proposal on declassification of the Board of Directors. Should any other matter be properly presented at the meeting, the persons named in the proxy card will vote on such matter in accordance with their judgment.

If you sign and return your proxy card marked “abstain” with respect to any of the proposals scheduled to be voted on at the meeting, or choose the same option when voting by telephone or over the Internet, your shares will not be voted affirmatively or negatively on those proposals and will not be counted as votes cast with regard to those proposals.

If you hold your shares as a beneficial owner rather than a stockholder of record, your broker or representative will vote the shares that it holds for you in accordance with your instructions (if timely received) or, in the absence of such instructions, your broker or representative may vote on proposals for which it has discretionary voting authority. The only proposal on which your broker or representative has discretionary voting authority is the proposal to ratify the selection of independent auditors for 2011. If you do not instruct your broker or representative regarding how you would like your shares to be voted with respect to any of the other proposals scheduled to be voted on at the meeting, your broker or representative will not be able to vote on your behalf with respect to those proposals.

If you hold your shares through the 401(k) Plan, the trustee will vote the shares in your 401(k) Plan account in accordance with your instructions (if timely received) or, in the absence of such instructions, the Company will vote your shares FOR the nominees for director, FOR the Company’s executive compensation, for every TWO YEARS on frequency of future executive compensation advisory votes, FOR the ratification of the selection of independent auditors for 2011 and AGAINST the stockholder proposal on declassification of the Board of Directors.

Vote Required for Approval

Election of Directors

Under the Company’s bylaws, in an uncontested election, a nominee for director will be required to obtain a majority of the votes cast in person or by proxy at the annual meeting in order to be elected, such that the number of votes cast “for” a director must exceed the number of votes cast “against” that director. Abstentions and broker non-votes will not have an effect on the determination of whether a nominee for director has been elected.

Other Matters

Under the Company’s bylaws, the affirmative vote of the holders of a majority of the shares present or represented and entitled to vote at the annual meeting and voting affirmatively or negatively on the matter will be required for: approval of the advisory vote on executive compensation (Proposal 2); approval of one of the three frequency options under the advisory vote on the frequency of future executive compensation advisory votes (Proposal 3); approval of the ratification of the selection of the independent registered public accounting firm (Proposal 4); and approval of the stockholder proposal (Proposal 5). Shares which abstain from voting on these proposals and broker non-votes will not be counted as votes in favor of, or with respect to, such proposals and will also not be counted as votes cast. Accordingly, abstentions and broker non-votes will have no effect on the outcome of these proposals. With respect to Proposal 3, if none of the three frequency options receives the vote of the holders of a majority of the votes cast, we will consider the frequency option (one year, two years or three years) receiving the highest number of votes cast by stockholders to be the frequency that has been recommended by stockholders. However, as described in more detail in Proposal 3, because this proposal is non-binding, the Board of Directors may decide that it is in the best interest of our stockholders and the Company to hold future executive compensation advisory votes more or less frequently. Proposals 2 and 5 are also non-binding proposals.

- PROPOSAL 1 -

ELECTION OF DIRECTORS

The number of directors constituting the full Board is currently fixed at eleven. The Board is divided into three classes, two of which consist of four directors and one of which consists of three directors, and each class is elected for a three-year term at successive Annual Meetings of Stockholders. In all cases, directors hold office until their successors have been elected and qualified, or until their earlier resignation, death or removal.

The terms for Thomas J. Lynch, William G. Parrett, Michael E. Porter and Scott M. Sperling expire at the 2011 Annual Meeting of Stockholders. The Nominating and Corporate Governance Committee of the Board has recommended to the Board, and the Board has nominated, Messrs. Lynch, Parrett and Sperling and Dr. Porter for a three-year term expiring at the 2014 Annual Meeting of Stockholders. Proxies may not be voted for a greater number of persons than the four nominees named.

Nominees and Incumbent Directors

Set forth below are the names of the persons nominated as directors and directors whose terms do not expire this year, their ages, their offices in the Company, if any, their principal occupations or employment for the past five years, the length of their tenure as directors and the names of other public companies in which they currently hold directorships or have held directorships during the past five years. We have also presented information below regarding each director’s specific experience, qualifications, attributes and skills that led our Board to the conclusion that he or she should serve as a director. Information regarding their beneficial ownership of Common Stock is reported under the heading “SECURITY OWNERSHIP.”

Nominees for Director Whose Term of Office Will Expire in 2014

Thomas J. Lynch

 Mr. Lynch, age 56, has been a director of the Company since May 2009. He is Chief Executive Officer of TE Connectivity Ltd. (formerly Tyco Electronics Ltd.), a global provider of engineered electronic components, network solutions, undersea telecommunication systems and specialty products. He joined Tyco International in 2004 as President of Tyco Engineered Products and Services and was appointed to his current position in January 2006, when Tyco Electronics was formed and later became an independent, separately traded entity. Mr. Lynch is also a director of TE Connectivity Ltd. We believe that Mr. Lynch is well suited to serve on our Board due to his experience as Chief Executive Officer of a comparably-sized global company.

William G. Parrett

Mr. Parrett, age 65, has been a director of the Company since June 2008. Until his retirement in November 2007, he served as Chief Executive Officer of Deloitte Touche Tohmatsu, a global accounting firm. Mr. Parrett joined Deloitte in 1967, and served in a series of roles of increasing responsibility. Mr. Parrett serves as a director of the Blackstone Group LP, Eastman Kodak Company and UBS AG, and is chairman of their Audit Committees. We believe that Mr. Parrett is well suited to serve on our Board due to his experience as Chief Executive Officer of Deloitte Touche Tohmatsu, which demonstrates his leadership capability and extensive knowledge of complex financial and operational issues.

Michael E. Porter

Dr. Porter, age 63, has been a director of the Company since July 2001. He has been the Bishop William Lawrence University Professor at Harvard University since December 2000 and was C. Roland Christensen Professor of Business Administration from 1990 to 2000. Dr. Porter is a leading authority on competitive strategy and international competitiveness. Dr. Porter is also a director of Parametric Technology Corporation. We believe that Dr. Porter is well suited to serve on our Board due to his expertise in corporate strategy development and organizational acumen.

Scott M. Sperling

Mr. Sperling, age 53, has been a director of the Company since November 2006. Prior to the merger of Thermo Electron Corporation and Fisher Scientific International Inc., he was a director of Fisher Scientific from January 1998 to November 2006. He has been employed by Thomas H. Lee Partners, L.P., a leveraged buyout firm, and its predecessor, Thomas H. Lee Company, since 1994. Mr. Sperling currently serves as Co-President of Thomas H. Lee Partners, L.P. Mr. Sperling is also a director of Warner Music Group Corp. and CC Media Holdings, Inc., and within the last five years was a director of Houghton Mifflin Company, Univision Communications Inc., and Vertis, Inc. We believe that Mr. Sperling is well suited to serve on our Board due to his experience in acquisitions and finance.

Incumbent Directors Whose Term of Office Will Expire in 2012

Judy C. Lewent

Ms. Lewent, age 62, has been a director of the Company since May 2008. She was Chief Financial Officer of Merck & Co., Inc., a global pharmaceutical company, from 1990 until her retirement in 2007. She was also Executive Vice President of Merck from February 2001 through her retirement and had additional responsibilities as President, Human Health Asia from January 2003 until July 2005, when she assumed strategic planning responsibilities for Merck. Ms. Lewent is also a director of Dell, Inc., Motorola Solutions, Inc., and GlaxoSmithKline plc, and within the last five years was a director of Motorola, Inc. We believe that Ms. Lewent is well suited to serve on our Board due to her many years of global experience in finance and the pharmaceutical industry.

Peter J. Manning

Mr. Manning, age 72, has been a director of the Company since May 2003. He served as Vice Chairman, Strategic Business Development of FleetBoston Financial Corporation from October 1999 to February 2003 when he retired. From January 1993 to October 1999, Mr. Manning served as Executive Director, Mergers & Acquisitions of BankBoston Corporation, prior to its acquisition by FleetBoston Financial. From 1990 to 1993, he served as Executive Vice President and Chief Financial Officer of BankBoston Corporation. Mr. Manning also serves as a director of Safety Insurance Group Inc. and chairman of its Audit Committee. We believe that Mr. Manning is well suited to serve on our Board due to his many years of experience in finance and accounting.

Jim P. Manzi

Mr. Manzi, age 59, has been a director of the Company since May 2000 and Chairman of the Board since May 2007. He was also Chairman of the Board from January 2004 to November 2006. He has been the Chairman of Stonegate Capital, a firm he formed to manage private equity investment activities in technology startup ventures, primarily related to the Internet, since 1995. From 1984 until 1995, he served as the Chairman, President and Chief Executive Officer of Lotus Development Corporation, a software manufacturer that was acquired by IBM Corporation in 1995. We believe that Mr. Manzi is well suited to serve on our Board due to his senior management experience leading Lotus and overall business acumen.

Elaine S. Ullian

Ms. Ullian, age 63, has been a director of the Company since July 2001. She was the President and Chief Executive Officer of Boston Medical Center, a 550-bed academic medical center affiliated with Boston University, from July 1996 to her retirement in January 2010. Ms. Ullian is also a director of Vertex Pharmaceuticals, Inc. and Hologic Inc., and within the last five years was a director of Valeant Pharmaceuticals International. We believe that Ms. Ullian is well suited to serve on our Board due to her experience as Chief Executive Officer of Boston Medical Center, a healthcare provider similar to many of the Company’s customers.

Incumbent Directors Whose Term of Office Will Expire in 2013

Marc N. Casper

Mr. Casper, age 43, has been a director of the Company since October 2009. He has been President and Chief Executive Officer of the Company since October 2009. He served as the Company’s Chief Operating Officer from May 2008 to October 2009 and was Executive Vice President from November 2006 to October 2009. Prior to being named Executive Vice President, he was Senior Vice President from December 2003 to November 2006. Prior to joining the Company, Mr. Casper served as president, chief executive officer and a director of Kendro Laboratory Products. Mr. Casper is also a director of Zimmer Holdings, Inc. and within the last five years was a director of The Advisory Board Company. We believe that Mr. Casper is well suited to serve on our Board due to his position as Chief Executive Officer of the Company as well as his 14 years in the life sciences/healthcare equipment industry.

Nelson J. Chai

Mr. Chai, age 45, has been a director of the Company since December 2010. He is Executive Vice President, Chief Administrative Officer and head of strategy of CIT Group Inc., a bank holding company that provides lending, advisory and leasing services to small and middle market businesses. He joined CIT Group in June 2010. Previously, he was President, Asia-Pacific for Bank of America Corporation beginning in December 2008, and Executive Vice President and Chief Financial Officer of Merrill Lynch & Co., a financial services firm, from December 2007 to December 2008. Prior to that Mr. Chai was Executive Vice President and Chief Financial Officer of NYSE Euronext, a stock exchange group, from March 2006 to December 2007, and Chief Financial Officer of Archipelago Holdings, L.L.C., an electronic stock exchange, from June 2000 to March 2006. We believe that Mr. Chai is well suited to serve on our Board due to his many years of experience in finance and accounting.

Tyler Jacks

Dr. Jacks, age 50, has been a director of the Company since May 2009. He is the David H. Koch Professor of Biology at the Massachusetts Institute of Technology (MIT) and director of the David H. Koch Institute for Integrative Cancer Research. He joined the MIT faculty in 1992 and was director of its Center for Cancer Research from 2001 to 2008. Since 2002, Dr. Jacks has been an investigator with the Howard Hughes Medical Institute. We believe that Dr. Jacks is well suited to serve on our Board due to his experience as a cancer researcher and member of multiple scientific advisory boards in biotechnology companies, pharmaceutical companies and academic institutions.

The Board of Directors recommends a vote “FOR” the nominees for director. Proxies solicited by the Board of Directors will be voted FOR the nominees unless stockholders specify to the contrary on their proxy.

CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

The Board has adopted governance principles and guidelines of the Company (“Corporate Governance Guidelines”) to assist the Board in exercising its duties and to best serve the interests of the Company and its stockholders. In addition, the Company has adopted a code of business conduct and ethics (“Code of Business Conduct and Ethics”) that encompasses the requirements of the rules and regulations of the Securities and Exchange Commission (“SEC”) for a “code of ethics” applicable to principal executive officers, principal financial officers, principal accounting officers or controllers, or persons performing similar functions. The Code of Business Conduct and Ethics applies to all of the Company’s officers, directors and employees. The Company intends to satisfy SEC and New York Stock Exchange (“NYSE”) disclosure requirements regarding amendments to, or waivers of, the Code of Business Conduct and Ethics by posting such information on the Company’s website. The Company’s Corporate Governance Guidelines and Code of Business Conduct and Ethics are available on its website at www.thermofisher.com. We may also use our website to make certain disclosures required by the rules of the NYSE, including the following:

•	the identity of the presiding director at meetings of non-management or independent directors;

•	the method for interested parties to communicate directly with the presiding director or with non-management or independent directors as a group;

•	the identity of any member of the issuer’s audit committee who also serves on the audit committees of more than three public companies and a determination by the Board that such simultaneous service will not impair the ability of such member to effectively serve on the Company’s audit committee; and

•	contributions by the Company to a tax exempt organization in which any non-management or independent director serves as an executive officer if, within the preceding three years, contributions in any single fiscal year exceeded the greater of $1 million or 2% of such tax exempt organization’s consolidated gross revenues.

Director Nomination Process

The Nominating and Corporate Governance Committee considers recommendations for director nominees suggested by its members, other directors, management and other interested parties. It will consider stockholder recommendations for director nominees that are sent to the Nominating and Corporate Governance Committee to the attention of the Company’s Secretary at the principal executive office of the Company. In addition, the bylaws of the Company set forth the process for stockholders to nominate directors for election at an annual meeting of stockholders.

The process for evaluating prospective nominees for director, including candidates recommended by stockholders, includes meetings from time to time to evaluate biographical information and background material relating to prospective nominees, interviews of selected candidates by members of the Nominating and Corporate Governance Committee and other members of the Board, and application of the Company’s general criteria for director nominees set forth in the Company’s Corporate Governance Guidelines. These criteria include the prospective nominee’s integrity, business acumen, age, experience, commitment, and diligence. Our Corporate Governance Guidelines specify that the value of diversity on the Board should be considered by the Nominating and Corporate Governance Committee in the director identification and nomination process. The Nominating and Corporate Governance Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. The Committee believes that the backgrounds and qualifications of the directors considered as a group should provide a significant breadth of experience, knowledge and abilities to assist the Board in fulfilling its responsibilities. The Nominating and Corporate Governance Committee also considers such other relevant factors as it deems appropriate, including the current composition of the Board, the balance of management and independent directors, and, with respect to members of the Audit Committee, financial expertise.

After completing its evaluation, the Nominating and Corporate Governance Committee makes a recommendation to the full Board as to the persons who should be nominated by the Board, and the Board determines the nominees after considering the recommendation and report of the Nominating and Corporate Governance Committee.

Since 2008, the Nominating and Corporate Governance Committee has engaged Egon Zehnder International, a search firm, to facilitate the identification, screening and evaluation of qualified, independent candidates for director to serve on the Board. Mr. Lynch, who is a nominee for election by the Company’s stockholders for the first time, as well as Mr. Chai, who was elected to the Board in 2010, were recommended to the Board by Egon Zehnder.

Director Independence

The Company’s Corporate Governance Guidelines require a majority of our Board to be “independent” within the meaning of the NYSE listing requirements including, in the judgment of the Board, the requirement that such directors have no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). The Board has adopted the following standards to assist it in determining whether a director has a material relationship with the Company. Under these standards, a director will not be considered to have a material relationship with the Company if he or she is not:

•     A director who is (or was within the last three years) an employee, or whose immediate family member is (or was within the last three years) an executive officer, of the Company;

•     A director who is a current employee or greater than 10% equity owner, or whose immediate family member is a current executive officer or greater than 10% equity owner, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues;

•     A director who has received, or whose immediate family member has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

•     (A) A director who is, or whose immediate family member is, a current partner of a firm that is the Company’s internal or external auditor; (B) a director who is a current employee of a firm that is the Company’s internal or external auditor; (C) a director whose immediate family member is a current employee of a firm that is the Company’s internal or external auditor and personally works on the Company’s audit; or (D) a director who was, or whose immediate family member was, within the last three years (but is no longer) a partner or employee of a firm that is the Company’s internal or external auditor and personally worked on the Company’s audit within that time;

•     A director who is (or was within the last three years), or whose immediate family member is (or was within the last three years), an executive officer of another company where any of the Company’s current executive officers at the same time serve or served on the other company’s compensation committee;

•     A director who is (or was within the last three years) an executive officer or greater than 10% equity owner of another company that is indebted to the Company, or to which the Company is indebted, in an amount that exceeds one percent (1%) of the total consolidated assets of the other company; and

•     A director who is a current executive officer of a tax exempt organization that, within the last three years, received discretionary contributions from the Company in an amount that, in any single fiscal year, exceeded the greater of $1 million or 2% of such tax exempt organization’s consolidated gross revenues. (Any automatic matching by the Company of employee charitable contributions will not be included in the amount of the Company’s contributions for this purpose.)

Ownership of a significant amount of the Company’s stock, by itself, does not constitute a material relationship. For relationships or amounts not covered by these standards, the determination of whether a material relationship exists shall be made by the other members of the Board who are independent (as defined above).

The Board has determined that each of Mses. Lewent and Ullian, Messrs. Chai, Lynch, Manning, Manzi, Parrett and Sperling, and Drs. Jacks and Porter is “independent” in accordance with the Company’s Corporate Governance Guidelines and Section 303A.02 of the listing standards of the NYSE. The Board had also determined that Michael A. Bell and Stephen P. Kaufman, both of whom served as directors until the 2010 Annual Meeting of Stockholders, were independent in accordance with these tests. Each of Mses. Lewent and Ullian, Messrs. Chai, Lynch, Manning, Manzi, Parrett and Sperling, and Dr. Porter has no relationship with the Company, other than any relationship that is categorically not material under the guidelines shown above and other than compensation for services as a director as disclosed in this proxy statement under “DIRECTOR COMPENSATION.” Dr. Jacks is a professor at the Massachusetts Institute of Technology (“MIT”), and is the director of the David H. Koch Institute for Integrative Cancer Research at MIT. He is also an employee of and investigator for the Howard Hughes Medical Institute (“HHMI”). MIT and HHMI purchase certain products and services from the Company in the ordinary course of business. Dr. Jacks is not a partner of, controlling shareholder in, or executive officer of either MIT or HHMI. The independent directors (other than Dr. Jacks) determined that neither Dr. Jacks’ position at MIT, nor his employment by HHMI, is material to his independence as a director of the Company. The independent directors (other than Mr. Bell) had also previously determined that Mr. Bell’s relationship with Monitor Clipper Partners, a private equity firm that manages two funds in which a Company pension plan is an investor, was not material to his independence as a director of the Company for the part of 2010 he served in that capacity (see “Transactions with Related Persons” on page 48).

Board of Directors Meetings and Committees

The Board met eight times during 2010. During 2010, each of our directors attended at least 75% of the total number of meetings of the Board and the committees of which such director was a member. The Board has a standing Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. The Company encourages, but does not require, the members of its Board to attend the annual meeting of stockholders. Last year, five of our directors attended the 2010 Annual Meeting of Stockholders.

Audit Committee

The Audit Committee is responsible for assisting the Board in its oversight of the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the independent auditor’s qualifications and independence, and the performance of the Company’s internal audit function and independent auditors. Certain responsibilities of our Audit Committee and its activities during fiscal 2010 are described with more specificity in the Report of the Audit Committee in this proxy statement under the heading “REPORT OF THE AUDIT COMMITTEE.” The charter of the Audit Committee is available on the Company’s website at www.thermofisher.com.

The current members of our Audit Committee are Messrs. Parrett (Chairman), Chai and Manning. Mr. Lynch served on our Audit Committee through February 23, 2011. The Board has determined that each of the members of the Audit Committee is “independent” within the meaning of SEC rules and regulations, the listing standards of the NYSE, and the Company’s Corporate Governance Guidelines, and that each is “financially literate” as is required by the listing standards of the NYSE. The Board has also determined that each of Messrs. Parrett, Chai and Manning qualifies as an “audit committee financial expert” within the meaning of SEC rules and regulations, and that they each have accounting and related financial management expertise as is required by the listing standards of the NYSE. The Board has determined that Mr. Parrett’s membership on four audit committees does not impair his ability to effectively serve on the Company’s Audit Committee. The Audit Committee met 12 times during 2010.

Compensation Committee

The Compensation Committee is responsible for reviewing and approving compensation matters with respect to the Company’s chief executive officer and its other officers, reviewing and recommending to the Board management succession plans, and administering equity-based plans. Certain responsibilities of our Compensation Committee and its activities during 2010 are described in this proxy statement under the heading “Compensation Discussion and Analysis.” The Compensation Committee also periodically reviews our director compensation, and makes recommendations on this topic to the Board as it deems appropriate, as described under the heading “DIRECTOR COMPENSATION.” The charter of the Compensation Committee is available on the Company’s website at www.thermofisher.com.

The current members of our Compensation Committee are Messrs. Sperling (Chairman) and Lynch and Ms. Ullian. Dr. Jacks served on our Compensation Committee through February 23, 2011. The Board has determined that each of the members of the Compensation Committee is “independent” within the meaning of the listing standards of the NYSE and the Company’s Corporate Governance Guidelines. The Compensation Committee met eight times during 2010.

Role of Consultant

The Compensation Committee has sole authority to retain and terminate a compensation consultant to assist in the evaluation of CEO or senior executive compensation. Since October 2007, the Committee has retained Pearl Meyer & Partners (“PM&P”) as its independent compensation consultant. PM&P does not provide any other services to the Company.

The consultant compiles information regarding the components and mix (short-term/long-term; fixed/variable; cash/equity) of the executive compensation programs of the Company and its peer groups (see page 15 of this proxy statement for further detail regarding the peer groups), analyzes the relative performance of the Company and the peer groups with respect to the financial metrics used in the programs, and provides advice to the Compensation Committee regarding the Company’s programs. The consultant also provides information regarding emerging trends and best practices in executive compensation.

The consultant retained by the Compensation Committee reports to the Compensation Committee Chair and has direct access to Committee members. The consultant periodically attends Committee meetings either in person or by telephone, and meets with the Committee in executive session without management present.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is responsible for identifying persons qualified to serve as members of the Board, recommending to the Board persons to be nominated by the Board for election as directors at the annual meeting of stockholders and persons to be elected by the Board to fill any vacancies, and recommending to the Board the directors to be appointed to each of its committees. In addition, the Nominating and Corporate Governance Committee is responsible for developing and recommending to the Board a set of corporate governance guidelines applicable to the Company (as well as reviewing and reassessing the adequacy of such guidelines as it deems appropriate from time to time) and overseeing the annual self-evaluation of the Board. The charter of the Nominating and Corporate Governance Committee is available on the Company’s website at www.thermofisher.com.

The current members of our Nominating and Corporate Governance Committee are Messrs. Lynch (Chairman), Chai and Sperling, and Dr. Porter. The Board has determined that each of the members of the Nominating and Corporate Governance Committee is “independent” within the meaning of the listing standards of the NYSE and the Company’s Corporate Governance Guidelines. The Nominating and Corporate Governance Committee met eight times during 2010.

Board Leadership Structure

We separate the roles of Chief Executive Officer and Chairman of the Board in recognition of the differences between the two roles. The CEO is responsible for setting the strategic direction for the Company and the day to day leadership and performance of the Company, while the Chairman of the Board provides guidance to the CEO and sets the agenda for Board meetings and presides over meetings of the Board.

Our Board’s Role in Risk Oversight

Our Board oversees our risk management processes directly and through its committees. Our management is responsible for risk management on a day-to-day basis. The role of our Board and its committees is to oversee the risk management activities of management. The Audit Committee assists the board in fulfilling its oversight responsibilities with respect to risk management in the areas of financial reporting, internal controls and compliance with legal and regulatory requirements, and, in accordance with NYSE requirements, discusses policies with respect to risk assessment and risk management, including guidelines and policies to govern the process by which the Company’s exposure to risk is handled. Risk assessment reports are periodically provided by management to the Audit Committee. The Compensation Committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs. The Nominating and Corporate Governance Committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks associated with board organization, membership and structure, succession planning for our directors, and corporate governance.

Executive Sessions

In accordance with the listing standards of the NYSE and the Company’s Corporate Governance Guidelines, independent directors meet at least twice a year in an executive session without management and at such other times as may be requested by any independent director. Jim P. Manzi, as the Chairman of the Board, presides at the meetings of the Company’s independent directors held in executive session without management.

Communications from Stockholders and Other Interested Parties

The Board has established a process for stockholders and other interested parties to send communications to the Board or any individual director or groups of directors, including the Chairman of the Board and the independent directors. Stockholders and other interested parties who desire to send communications to the Board or any individual director or groups of directors should write to the Board or such individual director or group of directors care of the Company’s Corporate Secretary, Thermo Fisher Scientific Inc., 81 Wyman Street, Waltham, Massachusetts 02451. The Corporate Secretary will relay all such communications to the Board, or individual director or group of directors, as the case may be.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The Compensation Committee oversees our executive compensation program for officers. In this role, the Compensation Committee reviews and approves annually all compensation decisions relating to our named executive officers. Our named executive officers for the year ended December 31, 2010 are Marc N. Casper, President and Chief Executive Officer, Peter M. Wilver, Senior Vice President and Chief Financial Officer, Gregory J. Herrema, Senior Vice President, Alan J. Malus, Senior Vice President, and Edward A. Pesicka, Senior Vice President.

Summary of Key Elements of Officer Compensation

Our executive compensation program ties a substantial portion of each executive’s overall cash compensation to the achievement of key strategic, financial and operational goals and uses a portfolio of equity awards to help align the interests of our executives with those of our stockholders.

Consistent with this approach, the compensation of our named executive officers for 2010 featured:

•     Cash payouts under our annual cash incentive bonus program that ranged between 125% and 150% of target and reflected:

•     overachievement of our organic revenue growth goal (4.28% achievement vs. a target of 2.75%),

•     overachievement of our adjusted operating margin goal (17.76% vs. a target of 17.43%), and

•     overall success against a variety of non-financial goals, as detailed on page 17.

•     Equity grants for each of our named executive officers (other than Mr. Casper who did not receive equity grants in 2010, as he had received equity grants in November 2009 in connection with his promotion to Chief Executive Officer), that consisted of a mixture of:

•     stock options that vest over a four- or five-year period,

•     time-based restricted stock units that vest over a three-year period, and

•     performance-based restricted stock units that vest based on the Company’s total shareholder return relative to the performance of the S&P 500 Industrials Index.

As described below, our executive compensation program incorporates a number of other key features that are designed to align the interests of our named executive officers with that of our stockholders, including:

•     a compensation package more heavily weighted toward long-term equity-based incentive compensation than salary and annual cash incentives in order to emphasize the focus on the Company’s long-term performance,

•     a one-year holding period post-vesting on restricted stock units granted to our officers (added in 2010) to complement our existing stock ownership guidelines, in order to encourage officers to focus on the Company’s long-term performance and discourage unreasonable risk-taking,

•     a policy not to extend tax gross-ups in future compensation arrangements,

•	double-trigger provisions in all of our executives’ change in control agreements, and

•     limited perquisites, none of which are subject to a tax gross-up.

Objectives and Philosophy of Our Executive Compensation Program

The primary objectives of our executive compensation program are to:

•     attract and retain the best possible executive talent,

•     promote the achievement of key strategic and financial performance measures by linking annual cash incentives to the achievement of corporate performance goals,

•     motivate the Company’s officers to create long-term value for the Company’s stockholders and achieve other business objectives of the Company, and

•     require stock ownership by the Company’s officers in order to align their financial interests with the long-term interests of the Company’s stockholders.

To achieve these objectives, the Compensation Committee evaluates our officers’ compensation program with the goal of setting compensation at levels the Committee believes are competitive with those of other peer companies that compete with us for executive talent. In addition, our executive compensation program ties a substantial portion of each executive’s overall cash compensation to key strategic, financial and operational goals such as organic revenue growth, adjusted operating margin expansion, and new product introductions. We also provide a portion of our executive compensation in the form of stock options and restricted stock unit grants, which we believe helps retain our executives and aligns their interests with those of our stockholders by allowing them to participate in the longer term success of the Company as reflected in stock price. Our compensation package is primarily performance-based, and a substantial portion is denominated in equity. The following charts compare the components of our compensation package to the 2010 market median as computed by Pearl Meyer & Partners, as described in greater detail below.

Mix of Pay By Component

Pay By Component as a Percent of Market Median

Process

The Compensation Committee uses market surveys and analyses prepared by outside consulting firms to stay informed of developments in the design of compensation packages generally and to benchmark our officer compensation program against those of companies with whom we compete for executive talent to ensure our compensation program is in line with current marketplace standards. The Compensation Committee generally targets compensation for our executive officers as a group, in the aggregate, near the median (e.g., within 10%) of the pay levels derived from the compensation consultants’ studies. Variations to this general target may occur as dictated by individual circumstances.

Typically, during the first calendar quarter of each year, the chief executive officer makes a recommendation to the Compensation Committee with respect to annual salary increases and bonuses, and annual equity awards, if any, for executive officers other than himself, which is then reviewed by the Compensation Committee. The Compensation Committee annually reviews the individual performance evaluations for the named executive officers, and, usually in late February or early March, determines their compensation changes and awards after receiving input from the independent directors of the Board. As part of this process, the Compensation Committee also reviews, with respect to each named executive officer, the current value of prior equity grants, the balances in deferred compensation accounts, and the amount of compensation the executive officer would receive if he left the Company under a variety of circumstances.

Components of our Executive Compensation Program

The primary elements of our executive compensation program are:

Element	Form	Primary Purpose	Performance Criteria
Base salary	Cash	Provide competitive, fixed compensation to attract and retain the best possible executive talent	N/A
Annual cash incentive bonuses	Cash	Align executive compensation with our corporate strategies and business objectives; promote the achievement of key strategic and financial performance measures by linking annual cash incentives to the achievement of corporate performance goals	Organic revenue growth, adjusted operating income as a percentage of revenue, non-financial measures (see page 17)
Long-term incentive awards	Stock options and restricted stock unit awards	Align executive compensation with our corporate strategies and business objectives; motivate the Company’s officers to create long-term value for the Company’s stockholders and achieve other business objectives of the Company; encourage stock ownership by the Company’s officers in order to align their financial interests with the long-term interests of the Company’s stockholders	Common stock price and in certain cases relative total shareholder return as compared to S&P 500 Industrials Index (see page 18)
Retirement plans	Eligibility to participate in, and receive Company contributions to, our 401(k) plan (available to all U.S. employees) and, for most executives, a supplemental deferred compensation plan	Provide competitive retirement benefits to attract and retain skilled management	N/A
Perquisites	Eligibility to receive supplemental long term disability and life insurance, and access to emergency medical service	Provide a competitive compensation package	N/A
Severance and Change in Control Benefits	Eligibility to receive cash and other severance benefits in connection with termination under certain scenarios (see page 21)	Provide competitive benefits to attract and retain the best possible executive talent and facilitate the executive’s evaluating potential business combinations	N/A

We do not have any formal or informal policy or target for allocating compensation between cash and non-cash compensation or among the different forms of non-cash compensation. Instead, the Compensation Committee, after reviewing information provided by compensation consultants, determines what it believes in its business judgment to be the appropriate level of each of the various compensation components.

The Committee believes that the Company’s executive compensation program supports the executive compensation objectives described above without encouraging management to take unreasonable risk with respect to Thermo Fisher’s business. The Committee believes that the program’s use of long-term, equity based compensation, the use of both options and restricted stock awards, our stock ownership guidelines, and our post-vesting holding period on restricted stock units all encourage officers to take a long-term view of Thermo Fisher’s performance and discourage unreasonable risk-taking. The Committee has reviewed the Company’s key compensation policies and practices and concluded that any risks arising from our policies and programs are not reasonably likely to have a material adverse effect on the Company.

Compensation Consultant

In late 2009, the Committee directly engaged Pearl Meyer & Partners (“PM&P”), a compensation consulting firm, to assist the Committee in its review and evaluation of the compensation for the executive officers. PM&P provides no services to the Company other than to the Compensation Committee, and is therefore entirely independent of the management of the Company. In making decisions on 2010 salary changes, the setting of 2010 target annual cash incentive bonuses as a percentage of salary, and equity award decisions in March 2010, the Committee considered the market study prepared by PM&P in late 2009, which included data from three peer groups (the core peer group, the broader industries peer group, and the small competitors peer group) of publicly-traded companies as well as industry survey data for other companies that were deemed relevant by PM&P.

Peer Groups

PM&P did not consult with management in developing its peer groups or in providing its analysis to the Compensation Committee. The core peer group represents companies most similar to Thermo Fisher in terms of size and industry. The companies included in the core peer group were:

Agilent Technologies Inc.	Baxter International Inc.
Becton, Dickinson and Company	Boston Scientific Corporation
Danaher Corporation	Quest Diagnostics Incorporated
Stryker Corporation	Medtronic, Inc.

The broader industries peer group represented companies that were of similar size as compared to Thermo Fisher and that compete in broader, but generally similar, industries. The broader industries peer group consisted of:

Cameron International Corporation
Cooper Industries, Ltd.	Dover Corporation
Eaton Corporation	EMC Corporation
Emerson Electric Co.	Goodrich Corporation
Harris Corporation	Illinois Tool Works Inc.
ITT Corporation	Rockwell Automation, Inc.
Precision Castparts Corp.	Rockwell Collins, Inc.

The small competitors peer group represented companies that were similar to Thermo Fisher in product or service offerings, but had annual revenues less than one-third that of Thermo Fisher. The small competitors peer group consisted of:

Bio-Rad Laboratories Inc.	Sigma-Aldrich Corp.
Life Technologies Corp.	Zimmer Holdings, Inc.
Beckman Coulter, Inc.	PerkinElmer, Inc.
Millipore Corporation	Waters Corporation
Roper Industries, Inc.	C.R. Bard, Inc.
Varian, Inc.

PM&P employed regression analysis techniques in order to examine the relationship between company revenue size and pay, and used that relationship to calculate predicted pay values for a company of Thermo Fisher’s size. For Messrs. Casper, Herrema, Malus and Pesicka, PM&P used size-regressed core peer group and small competitors peer group pay data. These companies are most similar to Thermo Fisher with respect to industry and PM&P’s review indicated that pay practices within the industry have been distinct from those at “broader” industries for chief executive officers and heads of operating businesses. For Messrs. Herrema, Malus and Pesicka, pay data was collected from comparable positions and size regressed based on the business size of both market and Thermo Fisher roles. For Mr. Wilver, PM&P used a blend of size-regressed pay data from all three peer groups, because pay trends for chief financial officer positions are not as industry specific, and executives are more likely to be recruited across industries.

Base Salary

Base salary is used to recognize the experience, skills, knowledge and responsibilities required of all our employees, including our executive officers. Generally, we believe that executive officer base salaries should be, in the aggregate, near (e.g., within 10%) the median of the range of salaries for executives in similar positions at comparable companies determined in a manner consistent with the PM&P report, but with variations as dictated by individual circumstances. Base salaries are generally reviewed annually by our Compensation Committee in February and changes are effective in late March/early April of that year. In making base salary decisions, the Committee takes into account a variety of factors, including the level of the individual’s responsibility, the length of time the individual has been in that position, the ability to replace the individual and the current base salary of the individual. In late February 2010, the Compensation Committee increased the salaries of our executive officers for 2010 (effective April 2010) in accordance with our standard annual compensation review with reference to the PM&P study conducted in late 2009. The 2010 base salaries for the named executive officers were set consistent with our philosophy of keeping salaries near the median derived from the PM&P study. Increases were as follows: 7.5% for Mr. Casper, 2.7% for Mr. Wilver, 4.1% for Mr. Malus, and an 8.7% increase for each of Messrs. Herrema and Pesicka. Increases vary principally to reflect current competitive position, to recognize strong performance and to assist the Company to retain these highly valued executives. Mr. Casper’s base salary was more than 10% below the market median and Mr. Malus’ 2010 base salary was more than 10% above the median according to the PM&P report. The Committee deemed it appropriate to compensate Mr. Casper at this level based on his tenure as Chief Executive Officer, and to set Mr. Malus’ base salary at this level after considering Mr. Malus’ tenure as a senior executive of the Company, the performance of the operating business that he manages, and his individual performance.

Base salaries were increased as reflected in the table below.

Name	Prior Base Salary	Base Salary as of April 2010
Marc N. Casper	$930,000	$1,000,000
Peter M. Wilver	$600,000	$616,000
Gregory J. Herrema	$460,030	$500,000
Alan J. Malus	$547,410	$570,000
Edward A. Pesicka	$460,030	$500,000

Annual Cash Incentive Bonus

Annual cash incentive awards for the Company’s executive officers for 2010 were granted under the Company’s 2008 Annual Incentive Award Plan (the “162(m) Plan”), which was approved by the stockholders of the Company at its 2008 Annual Meeting of Stockholders. The 162(m) Plan was adopted to preserve the tax deductibility of the annual bonus that may be earned by executive officers of the Company. The actual amounts paid are subject to the application by the Compensation Committee of negative discretion under the 162(m) Plan, as described below.

Under the 162(m) Plan, in the first quarter of a calendar year the Compensation Committee selects a performance goal for the year. For 2010, the Committee selected the financial measure of earnings before interest, taxes and amortization, excluding the impact of restructurings, cost of revenues charges associated with acquisitions or restructurings, selling, general and administrative charges associated with acquisition transaction costs, gains/losses from the sale of a business or real estate, material asset impairment charges and other unusual or nonrecurring items (“adjusted operating income”). The Committee selected this financial measure, as opposed to an income measure computed under generally accepted accounting principles (GAAP), because this measure is consistent with how management measures and forecasts the Company’s performance, especially when comparing such results to previous periods or forecasts. The maximum award payable in any year under the 162(m) Plan to an executive officer is $5,000,000. Each executive officer was awarded a percentage of adjusted operating income for the year, subject to the right of the Committee to lower, but not raise, the actual bonuses paid. In February 2011, the Compensation Committee elected to lower the 2010 bonuses payable under the 162(m) Plan to the amounts computed in accordance with the process described below for the Company’s annual incentive program for the year based on the Compensation Committee’s determinations as to the level of achievement of the supplemental performance measures under the Company’s annual incentive program for 2010.

Typically, in the first quarter of a calendar year, the Compensation Committee also establishes a target incentive cash award amount under the Company’s annual incentive program for each officer of the Company, including executive officers. This amount, which is a percentage of base salary, is determined by the Compensation Committee based on the salary level of the officer, the position of the officer within the Company and input from the compensation consultant. The amount actually awarded to an officer, which can range from 0 to 200% of target, varies primarily based on performance of the Company as a whole with respect to financial and non-financial measures, but is subject to adjustment based on the Committee’s subjective evaluation of an officer’s contributions to those results. The Committee generally sets the goals such that the target payout (100% of target bonus) represents attractive financial performance within our industry and can be reasonably expected to be achieved; and payouts above 150% of this target require outstanding performance.

For 2010, the financial measures established by the Compensation Committee under the Company’s annual incentive program were (i) growth in revenue (adjusted for the impact of acquisitions and divestitures and for foreign currency changes) and (ii) growth in adjusted operating income as a percentage of revenue. The Committee selected these financial measures, as opposed to financial measures computed under generally accepted accounting principles (GAAP), because these measures are consistent with how management measures and forecasts the Company’s performance, especially when comparing such results to previous periods or forecasts. For both of the financial measures, the Company’s actual performance was measured relative to the Company’s internal operating goals for 2010. The weighting of the financial measures for 2010 was as follows: 35% for the revenue growth goal and 35% for the earnings as a percentage of revenue goal. The remaining 30% was based on company-wide, non-financial measures, which included the achievement of employer of choice and customer allegiance goals, increased new product introduction, organic revenue growth relative to the Company’s peer group, the completion of certain information technology investments, the continuation of building a diverse workforce, and the achievement of merger and acquisition-related goals. For the revenue growth element, the baseline target (for 100% payout) was 2.75% growth and actual results were 4.28%, yielding a payout of 151% of target. For the adjusted operating income as a percentage of revenue element, the baseline target was 17.43% of revenue and the actual results were 17.76% of revenue, which translated to a payout of 158% of target. The results for the non-financial goals were as follows: (1) on the employer of choice goal, participation in our employee survey increased from 78% for the last survey to 82% this year, and average scores on the same questions from both surveys did not change materially; (2) on our goal to continue to build a diverse workforce, we exceeded our target that 33% of new employees who joined our top three career bands were female and/or minorities; (3) on growth relative to our peer group, we estimate that we exceeded the growth rate of one out of three of our peers; (4) on our introduction of new products, we achieved higher than our target that 17% of revenue in the last year from products designed and commercialized by the Company come from products introduced in the last two years; (5) on our mergers and acquisitions strategy, we exceeded our goal to acquire at least $200 million of annualized revenue, and announced the acquisition of Dionex Corporation for $2.1 billion; (6) on our customer allegiance goal, we exceeded our goal of achieving a customer allegiance score of 50 by year-end (measured by a formula relating to how many of our customers would recommend us to another potential customer); (7) on our infrastructure and growth investments goal, we exceeded our information technology investment goal of a $25 million increase, we successfully launched our thermoscientific.com website on time, and we made significant progress on commercial investments in Asia, and (8) on our goal to increase our research and development investment by 25 basis points, we achieved a 23 basis points increase. The Committee judged these goals in the context of the overall goal to develop the Company’s employees, culture and assets with the primary goal of making connections across the Company’s portfolio, creating value for Company stockholders and working with determination to advance the Company’s position as the world leader in serving science. Taking all of these factors into account, the Committee concluded that actual achievement against the non-financial measures was at a 106% payout level.

The process described above resulted in a preliminary overall achievement calculation of 140% of target bonus for each of the named executive officers. Messrs. Casper and Wilver (as corporate executives) received bonuses at the calculated payout (140%). Messrs. Herrema, Malus and Pesicka (as operating executives) were awarded 125%, 150% and 136% of target bonus, respectively, to reflect the performances of the operating businesses which they manage.

The target bonus awards and actual bonus awards for 2010 for the named executive officers were as follows:

	Target Bonus as a
Name	Percentage of Salary	Target Bonus Award	Actual Bonus Award
Marc N. Casper	115%	$1,150,000	$1,610,000
Peter M. Wilver	75%	$462,000	$646,800
Gregory J. Herrema	75%	$375,000	$468,750
Alan J. Malus	75%	$427,500	$641,250
Edward A. Pesicka	75%	$375,000	$510,000

In setting target bonuses for 2010, the Committee reviewed the competitive position of the 2009 target bonuses, as developed by PM&P and concluded it was appropriate to increase the target bonus opportunity for Messrs. Herrema, Malus and Pesicka from 70% to 75%. Following these adjustments, the 2010 target bonus awards for our named executive officers were between 7 and 18% below the median target bonus awards (as a percent of median base salaries), as developed by PM&P. However, the Committee deemed it appropriate to set the target bonus awards for the named executive officers at these levels based on its desire to emphasize long-term equity incentives instead.

Stock Option and Restricted Stock Awards

Our equity award program is the primary vehicle for offering long-term incentives to our executives. We believe that equity grants provide our executives with a strong link to our long-term performance, create an ownership culture and help to align the interests of our executives with that of our stockholders. In addition, the vesting feature of our equity grants should further our goal of executive retention because this feature provides an incentive to our executives to remain in our employ during the vesting period. In determining the size of equity grants to our executives, our Compensation Committee considers the recommendations of the chief executive officer with respect to awards to our executives other than the chief executive officer, and input from the independent directors of the Board with respect to awards to our chief executive officer. The Committee then decides how much of these values should be delivered by each of the long-term incentive vehicles utilized by the Company, such as stock options, restricted stock units or restricted stock awards.

We typically make an initial equity award of stock options to new executives when they become executives and to newly promoted executives to reflect their new responsibilities, and annual equity grants in late February as part of our overall compensation program. Our equity awards have typically taken the form of stock options and restricted stock grants. Because restricted shares and restricted stock units have a built-in value at the time the grants are made, we generally grant significantly fewer shares of restricted stock than the number of stock options we would grant for a similar purpose. All grants of options, restricted stock and restricted stock units to our officers are approved by the Compensation Committee. The timing of the Compensation Committee meeting in late February or early March is such that the meeting occurs after we have publicly released earnings for the just-completed year. While our cash incentive program is designed to reward executives for meeting near-term (generally annual) financial and operational goals, our equity program is designed to focus on long-term performance and alignment of executive officer compensation with the long-term interests of our stockholders. The annualized value of equity awards to our named executive officers in the aggregate at the time of grant approaches the market 75th percentile as determined by the PM&P report, as our overall compensation package is more heavily weighted toward long-term equity-based incentive compensation than salary and annual cash incentives in order to more strongly emphasize the focus on long-term performance.

Typically, the stock options we grant to our named executive officers vest over the first three to five years of a seven-year option term, and time-based restricted stock awards vest equally over three years. Vesting normally ceases upon termination of employment, except for acceleration upon certain qualifying retirements, death, disability, and in the case of certain terminations for Mr. Casper (see “Agreements with Named Executive Officers; Potential Payments upon Termination or Change in Control” on page 34). Stock option exercise rights normally cease for officers other than Mr. Casper shortly after termination, except for in the cases of death, disability and qualifying retirement. Prior to the exercise of an option, the holder has no rights as a stockholder with respect to the shares subject to such option, including voting rights and the right to receive dividends or dividend equivalents. Prior to the vesting of restricted stock, the holder has no right to transfer the shares but has voting rights and the right to receive dividends (if being paid) with respect to the shares. Prior to the distribution of shares after vesting of restricted stock units (which represent a right in the future to receive shares), the holder has no right to transfer, vote, or receive dividends with respect to the underlying shares.

Our practice is to set the exercise price of stock options to officers to equal the closing price of our Common Stock on the New York Stock Exchange on the date the grant is approved by the Compensation Committee or the Employee Equity Committee. Newly hired or promoted employees, other than officers, normally are granted stock options by the Employee Equity Committee, which consists of Mr. Casper. These grants are made once per quarter, after we have publicly released earnings for the previous quarter. Grants over 25,000 shares to any individual, and all grants to officers, may only be approved by the Compensation Committee.

2010 Annual Grant

On March 5, 2010, in connection with the normal compensation cycle, the Committee granted stock options, and time-based and performance-based restricted stock units to Messrs. Wilver, Herrema, Malus and Pesicka. PM&P provided the Committee with a market consensus median grant level (in dollars) for each of Messrs. Wilver, Herrema, Malus and Pesicka. The Committee adjusted these amounts towards the 75th percentile to reflect its interest in focusing on long-term performance, as well as its judgment on matters of internal fairness, the impact of broader economic conditions on the Company’s stock price, and the retentive and incentive value of prior grants to these individuals. The adjusted amounts were then converted to numbers of stock options and restricted stock units, with 40% of the value being delivered through stock options, 30%

through time-based restricted stock units, and 30% through performance-based restricted stock units. The Committee adopted this allocation because it supports our strategy of providing executives with a balanced portfolio of equity vehicles and was reflective of market practice for some of our peer companies. With respect to the performance-based restricted stock units, the executives would have the ability to earn up to 160% of the target number of shares based on the Company’s achievement of the maximum performance metric, and they must achieve a minimum threshold to receive any shares.

A portion of the 2010 stock options vest in equal annual installments over the four-year period commencing on the date of grant (i.e., the first 1/4 of a stock option award would vest on the first anniversary of the date of grant), and the remainder vest over a five-year period commencing on the second anniversary of the date of grant (i.e., the first 1/4 of a stock option award would vest on the second anniversary of the date of grant), in each case so long as the executive officer is employed by the Company on each such date (subject to certain exceptions). The 2010 time-based restricted stock units vest in equal annual installments over the three-year period commencing on the date of grant (i.e., the first 1/3 of a restricted stock unit award would vest on the first anniversary of the date of grant) so long as the executive officer is employed by the Company on each such date (subject to certain exceptions).

In connection with the awards of performance-based restricted stock units, the Compensation Committee adopted as a performance goal the measure Company stock price. The number of performance-based restricted stock units to be earned is based on the Company’s total shareholder return for the applicable measurement period, relative to the performance of the S&P 500 Industrials Index for the same period, assuming continued employment, subject to certain exceptions. The vesting of the performance-based restricted stock unit awards is as follows: up to fifty percent (50%) of the maximum restricted stock units would vest on the day the Compensation Committee certifies the performance level achieved for the first measurement period (January 1, 2010 through June 30, 2011), and up to the maximum restricted stock units would vest on the day the Compensation Committee certifies the performance level achieved for the second measurement period (January 1, 2010 through December 31, 2012), less the amount of restricted stock units that vested in connection with the first measurement period (but not less than zero), so long as the executive officer is employed by the Company on each such date (subject to certain exceptions). The percent of shares that would vest at various percentile performance achievements versus the index is depicted below.

Beginning with our 2010 equity grant, the Compensation Committee has implemented a one-year holding period on restricted stock units granted to our officers, in order to encourage officers to focus on the Company’s long-term performance, such that shares issuable upon the vesting of restricted stock units would be delivered to the executives on the first anniversary of the applicable vesting date, subject to certain exceptions.

Mr. Casper did not receive grants of stock options or restricted stock units in 2010, as he received equity grants in November 2009 in connection with his promotion to Chief Executive Officer.

Stock Ownership Policy

The Compensation Committee has established a stock ownership policy that the chief executive officer holds shares of Common Stock equal in value to at least four times his annual base salary and that each other executive officer hold shares of Common Stock equal in value to at least two times his or her annual base salary. For purposes of this policy, shares of time-based restricted stock and restricted stock units, and vested but undistributed performance-based restricted stock units, are counted towards the target. All of our named executive officers are currently in compliance with this policy.

Benefits and Other Compensation

We maintain broad-based benefits that are provided to all employees, including health and dental insurance, life and disability insurance and a 401(k) plan. Executives are eligible to participate in all of our employee benefit plans, in each case on the same basis as other employees. The 401(k) plan is a tax-qualified retirement savings plan pursuant to which all U.S. based employees, including officers, are able to contribute a percentage of their annual salary up to the limit prescribed by the Internal Revenue Service (the “IRS”) to the 401(k) plan on a before-tax basis. The Company matches contributions made by employees to the 401(k) plan, dollar for dollar, up to the first 6 percent of compensation deferred by the employee to the plan. Employees were capped at contributing 6% of $245,000 for 2010 in accordance with the IRS annual compensation limit. All contributions to the 401(k) plan as well as any matching contributions are fully-vested upon contribution.

The named executive officers, in addition to certain other U.S.-based eligible executives, are entitled to participate in the Company’s Deferred Compensation Plan. Pursuant to the Deferred Compensation Plan, an eligible employee can defer receipt of his or her annual base salary and/or bonus until he or she ceases to serve as an employee of the Company or until a future date while the participant continues to be an employee of the Company. The Deferred Compensation Plan is discussed in further detail under the heading “Nonqualified Deferred Compensation For 2010” on page 31. Amounts deferred under this plan can be invested in an array of mutual funds and other investment vehicles administered by The Newport Group. The Company does not guarantee any above-market interest rates or rates of return on these deferred amounts. The Company matches 100% of the first 6% of pay that is deferred into the Deferred Compensation Plan over the IRS annual compensation limit for 401(k) purposes.

The Company provides officers with perquisites and other personal benefits that the Company and the Compensation Committee believe are reasonable and consistent with its overall compensation program to better enable the Company to attract and retain superior employees for key positions. Each named executive officer receives supplemental long-term disability and life insurance, and access to emergency medical service through Massachusetts General Hospital’s global hospital network. Additionally, the Company provides a $3 million term life insurance policy to Mr. Casper. Attributed costs of the personal benefits described above for the named executive officers for 2010 are described in the “Summary Compensation Table” on page 23.

Severance and Change in Control Benefits

Pursuant to our equity plans and agreements we have entered into with our executives, in the event of the termination of their employment under certain circumstances or a change in control, they are entitled to specified benefits. We have provided more detailed information about these benefits, along with estimates of their value under various circumstances, under the caption “Agreements with Named Executive Officers; Potential Payments Upon Termination or Change in Control” on page 34. We believe providing these benefits helps us compete for executive talent and that our severance and change in control benefits are generally in line with severance packages offered to comparable executives at other companies.

We have executive change in control retention agreements with our executives that provide cash and other severance benefits if there is a change in control of the Company and their employment is terminated by the Company without “cause” or by the individual for “good reason,” as those terms are defined therein, in each case within 18 months thereafter. We also have an executive severance policy that provides severance benefits to our executives (other than Mr. Casper) in the event their employment is terminated by the Company without “cause” (as such term is defined therein) in the absence of a change in control. Mr. Casper’s severance arrangements are provided in a separate agreement between him and the Company. The change in control retention agreements and executive severance arrangements are described in greater detail under the caption “Agreements with Named Executive Officers; Potential Payments Upon Termination or Change in Control” on page 34.

In February 2009, the Committee approved a new form of executive change in control agreements for executives joining the Company after February 2009. The new form of change in control agreement eliminates any tax gross-up provision, as the Company does not intend to extend tax gross-ups in future compensation arrangements.

Tax and Accounting Considerations

Deductibility of Executive Compensation

The Compensation Committee considers the potential effect of Section 162(m) of the Internal Revenue Code of 1986 as amended (the “Code”), in designing its compensation program, but reserves the right to use its independent judgment to approve nondeductible compensation, while taking into account the financial effects such action may have on the Company. Section 162(m) limits the tax deduction available to public companies for annual compensation that is paid to the Company’s chief executive officer and three other most highly paid executive officers (other than the chief financial officer) in excess of $1,000,000, unless the compensation qualifies as “performance-based” or is otherwise exempt from Section 162(m). Stock options, performance-based restricted stock unit awards and annual incentive cash bonuses for the executive officers are intended to qualify for the deduction.

Accounting Considerations

Accounting considerations also play an important role in the design of our executive compensation programs and policies. ASC 718 requires us to expense the cost of stock-based compensation awards. We consider the relative impact in terms of accounting cost in addition to other factors such as stockholder dilution, retentive impact, and motivational impact when selecting long-term equity incentive instruments.

Compensation Committee Report

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

THE COMPENSATION COMMITTEE

Scott M. Sperling (Chairman)
Tyler Jacks
Thomas J. Lynch
Elaine S. Ullian

Summary Compensation Table

The following table summarizes compensation for services to the Company earned during the last three fiscal years by the Company’s chief executive officer, chief financial officer, and the three other most highly compensated executive officers of the Company during 2010. The executive officers listed below are collectively referred to in this proxy statement as the “named executive officers.”

						Change in
						Pension Value
						and
						Nonqualified
					Non-Equity	Deferred
			Stock	Option	Incentive Plan	Compensation	All Other
Name and		Salary	Awards	Awards	Compensation	Earnings	Compensation	Total
Principal Position	Year	($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	($)(6)	($)
Marc N. Casper President and Chief Executive Officer	2010	$981,970	—	—	$1,610,000	—	$169,719	$2,761,689

	2009	$790,220	$19,591,774	$12,809,444	$824,533	—	$107,837	$34,123,808

	2008	$701,250	$1,430,762	$6,228,750	$823,266	—	$86,253	$9,270,281

Peter M. Wilver Senior Vice President and Chief Financial Officer	2010	$611,879	$1,062,233	$1,019,359	$646,800	—	$79,293	$3,419,564

	2009	$595,758	$1,126,320	$740,940	$450,000	—	$67,429	$2,980,447

	2008	$566,250	$1,185,857	—	$547,886	—	$58,621	$2,358,614

Gregory J. Herrema(7) Senior Vice President	2010	$489,704	$1,126,468	$1,224,302	$468,750	—	$60,431	$3,369,655

	2009	$456,992	$1,299,600	$855,420	$289,819	—	$46,942	$2,948,773

Alan J. Malus Senior Vice President	2010	$564,181	$1,126,468	$1,224,302	$641,250	$10,740	$76,757	$3,643,698

	2009	$544,078	$1,299,600	$855,420	$459,824	$2,808	$65,480	$3,227,210

	2008	$520,000	$1,121,408	$835,500	$477,940	$2,808	$55,198	$3,012,854

Edward A. Pesicka(8) Senior Vice President	2010	$489,704	$1,126,468	$1,224,302	$510,000	$11,533	$63,182	$3,425,189

	2009	$451,754	$1,299,600	$855,420	$386,425	$2,104	$54,075	$3,049,378

(1)     Reflects salary earned for the year, though a portion of such salary may have been paid early in the subsequent year.

(2)     These amounts represent the aggregate grant date fair value of restricted stock and restricted stock unit awards made during 2010, 2009 and 2008, respectively, calculated in accordance with the Company’s financial reporting practices. For information on the valuation assumptions with respect to these awards, refer to note 5 of the Thermo Fisher financial statements in the Form 10-K for the year ended December 31, 2010, as filed with the SEC. For performance-based restricted stock unit awards made in March 2010 to Messrs. Wilver, Herrema, Malus and Pesicka, these amounts reflect the grant date fair value of such awards using a Monte Carlo simulation model. The value of these awards at the grant date assuming that the highest level of performance conditions was achieved was $839,350, $886,861, $886,681 and $886,861 for Messrs. Wilver, Herrema, Malus and Pesicka, respectively. For the November 21, 2009 performance-based restricted stock unit granted to Mr. Casper, this amount reflects the grant date fair value of such award using a Monte Carlo simulation model. The value of this award at the grant date assuming that the highest level of performance conditions was achieved is $18,624,000. For performance-based restricted stock unit awards made in February 2009 to Messrs. Wilver, Herrema, Malus and Pesicka, these amounts reflect the grant date fair value of such awards based upon the probable outcome at the time of grant. The value of these awards at the grant date assuming that the highest level of performance conditions was achieved was $901,056, $1,039,680, $1,039,680 and $1,039,680 for Messrs. Wilver, Herrema, Malus and Pesicka, respectively. For performance-based restricted stock awards made in February 2008 to Messrs. Casper, Wilver and Malus, these amounts reflect the grant date fair value of such awards based upon the probable outcome at the time of grant. The value of these awards at the grant date assuming that the highest level of performance conditions was achieved was $974,136, $807,392, and $763,512 for Messrs. Casper, Wilver and Malus, respectively. The amounts reflected in this column do not represent the actual amounts paid to or realized by the named executive officer for these awards during fiscal years 2010, 2009 or 2008.

(3)     These amounts represent the aggregate grant date fair value of stock option awards made during 2010, 2009 and 2008, respectively, calculated in accordance with the Company’s financial reporting practices. For information on the valuation assumptions with respect to these awards, refer to note 5 of the Thermo Fisher financial statements in the Form 10-K for the year ended December 31, 2010, as filed with the SEC. For the November 21, 2009 performance-based stock option granted to Mr. Casper, this amount reflects the grant date fair value of such award using a Monte Carlo simulation model. The value of this award at the grant date assuming that the highest level of performance conditions was achieved is $2,215,605. These amounts do not represent the actual amounts paid to or realized by the named executive officer for these awards during fiscal years 2010, 2009 or 2008.

(4)     Reflects bonus earned for the year but paid early in the subsequent year.

(5)     For Messrs. Malus and Pesicka, the amounts presented in this column represent the actuarial increase in the present value of their benefits under the Thermo Fisher Retirement Plan during the year ($2,808 for Mr. Malus in 2008, $2,808 and $2,104 for Messrs. Malus and Pesicka, respectively, for 2009, and $10,740 and $11,533 for Messrs. Malus and Pesicka, respectively, for 2010). As this Retirement Plan was a pension plan maintained by Fisher prior to the Fisher Merger in 2006, and was frozen prior to the merger, only Messrs. Malus and Pesicka (former employees of Fisher) participate in the Retirement Plan.

(6)     Under SEC rules and regulations, if the total value of all perquisites and personal benefits is $10,000 or more for any named executive officer, then each perquisite or personal benefit, regardless of its amount, must be identified by type. If perquisites and personal benefits are required to be reported for a named executive officer, then each perquisite or personal benefit that exceeds the greater of $25,000 or 10% of the total amount of perquisites and personal benefits for that officer must be quantified and disclosed in a footnote. The amounts presented in this column include (a) matching contributions made on behalf of the named executive officers by the Company pursuant to the Company’s 401(k) Plan, (b) premiums paid by the Company with respect to long-term disability insurance for the benefit of the named executive officers, (c) with respect to Mr. Casper, premiums paid by the Company for a term life insurance policy for the benefit of Mr. Casper, (d) premiums paid by the Company with respect to supplemental group term life insurance, (e) access to emergency medical service through Massachusetts General Hospital’s global hospital network, and (f) matching contributions made on behalf of the named executive officers by the Company pursuant to the Company’s Non-Qualified Deferred Compensation Plan. For 2010, the dollar value of the principal components of these benefits was (1) $14,700 each for Messrs. Casper, Wilver, Herrema, Malus and Pesicka for matching 401(k) contributions, (2) $2,244, $3,010, $2,444, $3,784 and $2,721 for Messrs. Casper, Wilver, Herrema, Malus and Pesicka, respectively, for long-term disability insurance premiums, (3) $11,875 for a term life insurance policy for Mr. Casper, and (4) $140,769, $60,810, $42,779, $57,610 and $45,254 for Messrs. Casper, Wilver, Herrema, Malus and Pesicka, respectively, for matching deferred compensation plan contributions.

(7)     Mr. Herrema became an executive officer of the Company on May 15, 2008, but was not a named executive officer for the year ended December 31, 2008.

(8)     Mr. Pesicka became an executive officer of the Company on July 10, 2008, but was not a named executive officer for the year ended December 31, 2008.

Grants of Plan-Based Awards For 2010*

								All	All
								Other	Other
								Stock	Option
		Estimated Future Payouts Under			Estimated Future			Awards:	Awards:	Exercise or
		Non-Equity Incentive Plan Awards			Payouts Under Equity			Number	Number of	Base Price	Grant Date Fair
					Incentive Plan Awards			of Shares	Securities	of Option	Value of
	Grant	Threshold	Target	Maximum				of Stock or	Underlying	Awards	Stock and Option
Name	Date	($)	($)(1)	($)	Threshold	Target	Maximum	Units	Options	($/Sh)	Awards ($)(2)

Marc N. Casper	2/25/2010	0	$1,150,000	$2,300,000

Peter M. Wilver	2/25/2010	0	$462,000	$924,000

	3/05/2010				0(3)	10,600(3)	16,960(3)				$522,792

	3/05/2010							10,900(4)			$539,441

	3/05/2010								50,700(5)	$49.49	$742,248

	3/05/2010								18,100(6)	$49.49	$277,111

Gregory J. Herrema	2/25/2010	0	$375,000	$750,000

	3/05/2010				0(3)	11,200(3)	17,920(3)				$552,384

	3/05/2010							11,600(4)			$574,084

	3/05/2010								53,300(5)	$49.49	$780,312

	3/05/2010								29,000(6)	$49.49	$443,990

Alan J. Malus	2/25/2010	0	$427,500	$855,000

	3/05/2010				0(3)	11,200(3)	17,920(3)				$552,384

	3/05/2010							11,600(4)			$574,084

	3/05/2010								53,300(5)	$49.49	$780,312

	3/05/2010								29,000(6)	$49.49	$443,990

Edward A. Pesicka	2/25/2010	0	$375,000	$750,000

	3/05/2010				0(3)	11,200(3)	17,920(3)				$552,384

	3/05/2010							11,600(4)			$574,084

	3/05/2010								53,300(5)	$49.49	$780,312

	3/05/2010								29,000(6)	$49.49	$443,990

*     All equity awards made during 2010 were granted under the Company’s 2008 Stock Incentive Plan.

(1)     Target awards are based on a percentage of the named executive officer’s salary.

(2)     These amounts represent the aggregate grant date fair value of stock option and restricted stock unit awards made during 2010, calculated in accordance with the Company’s financial reporting practices. For information on the valuation assumptions with respect to these awards, refer to note 5 of the Thermo Fisher financial statements in the Form 10-K for the year ended December 31, 2010, as filed with the SEC. For performance-based awards for Messrs. Wilver, Herrema, Malus and Pesicka, these amounts reflect the grant date fair value of each award using a Monte Carlo simulation model. Please see the footnotes to the Summary Compensation Table on page 23 for the grant date fair value of each award assuming that the highest level of performance conditions was achieved. The amounts reflected in this column do not represent the actual amounts paid to or realized by the named executive officer for these awards during fiscal year 2010.

(3)     Represents the threshold, target and maximum number of achievable shares pursuant to a performance-based restricted stock unit award. In connection with the awards of performance-based restricted stock units, the Compensation Committee adopted as a performance goal the measure Company stock price. The number of performance-based restricted stock units to be earned is based on the Company’s total shareholder return for the applicable measurement period, relative to the performance of the S&P 500 Industrials Index for the same period, assuming continued employment, subject to certain exceptions. The vesting of the performance-based restricted stock unit awards is as follows: up to fifty percent (50%) of the maximum restricted stock units would vest on the day the Compensation Committee certifies the performance level achieved for the first measurement period (January 1, 2010 through June 30, 2011), and up to the maximum restricted stock units would vest on the day the Compensation Committee certifies the performance level achieved for the second measurement period (January 1, 2010 through December 31, 2012), less the amount of restricted stock units that vested in connection with the first measurement period (but not less than zero), so long as the executive officer is employed by the Company on each such date (subject to certain exceptions). Shares issuable upon the vesting of restricted stock units would be delivered to the executives on the first anniversary of the applicable vesting date, subject to certain exceptions.

(4)     Represents a time-based restricted stock unit award which vests in equal annual installments over a three-year period commencing on the date of grant (i.e., the first 1/3 of the restricted stock unit grant would vest on the first anniversary of the date of grant) so long as the executive officer is employed by the Company on each such date (subject to certain exceptions). Shares issuable upon the vesting of restricted stock units would be delivered to the executives on the first anniversary of the applicable vesting date, subject to certain exceptions.

(5)     The options vest in equal annual installments over a four-year period beginning on the date of grant. One-quarter of the options vest on each of March 5, 2011, 2012, 2013 and 2014, so long as the executive officer is employed by the Company on each such date (subject to certain exceptions).

(6)     The options vest over a five-year period beginning on the second anniversary of the date of grant. One-quarter of the options vest on each of March 5, 2012, 2013, 2014 and 2015, so long as the executive officer is employed by the Company on each such date (subject to certain exceptions).

Outstanding Equity Awards at 2010 Fiscal Year-End

	Option Awards				Stock Awards
									Equity
								Equity	Incentive
								Incentive	Plan
								Plan	Awards:
								Awards:	Market or
			Equity					Number	Payout
			Incentive					of	Value of
			Plan Awards:					Unearned	Unearned
			Number					Shares,	Shares,
	Number of	Number of	of Securities			Number of	Market Value	Units or	Units or
	Securities	Securities	Underlying			Shares or	of Shares or	Other	Other
	Underlying	Underlying	Unexercised	Option		Units of	Units of Stock	Rights	Rights
	Unexercised	Unexercised	Unearned	Exercise	Option	Stock That	That Have Not	That Have	That Have
	Options (#)	Options (#)	Options	Price	Expiration	Have Not	Vested ($)	Not	Not Vested ($)
Name	Exercisable	Unexercisable (1)	(#)	($)	Date	Vested (#)(1)	@ $55.36*	Vested (#)	@$55.36*
Marc N. Casper	190,000	—	—	$34.86	2/27/2013	—	—	—	—

	201,520	50,380(2)	—	$43.37	11/9/2013	—	—	—	—

	150,000	225,000(3)	—	$57.58	5/15/2015	—	—	—	—

	—	600,000(4)	—	$46.56	11/21/2019	—	—	—	—

	—	—	100,000(5)	$46.56	11/21/2019	—	—	—	—

	—	—	—	—	—	3,700(6)	$204,832	—	—

	—	—	—	—	—	5,069(7)	$280,620	—	—

	—	—	—	—	—	200,000(8)	$11,072,000	—	—

	—	—	—	—	—	—	—	200,000(9)	$11,072,000(10)

Peter M. Wilver	62,500	—	—	$27.40	2/25/2012	—	—	—	—

	65,000	—	—	$34.86	2/27/2013	—	—	—	—

	82,720	22,560(2)	—	$43.37	11/9/2013	—	—	—	—

	23,300	46,600(11)	—	$36.10	2/26/2016	—	—	—	—

	—	50,700(12)	—	$49.49	3/5/2017	—	—	—	—

	—	18,100(13)	—	$49.49	3/5/2017	—	—	—	—

	—	—	—	—	—	3,067(6)	$169,789	—	—

	—	—	—	—	—	4,202(7)	$232,623	—	—

	—	—	—	—	—	10,400(14)	$575,744	—	—

	—	—	—	—	—	9,806(15)	$542,860	—	—

	—	—	—	—	—	10,900(16)	$603,424	—	—

	—	—	—	—	—	—	—	10,600(17)	$586,816(18)

Gregory J. Herrema	45,000	—	—	$27.40	2/25/2012	—	—	—	—

	50,000	—	—	$34.86	2/27/2013	—	—	—	—

	50,000	—	—	$37.93	5/12/2013	—	—	—	—

	52,480	13,120(2)	—	$43.37	11/9/2013	—	—	—	—

	16,666	8,334(19)	—	$57.58	5/15/2015	—	—	—	—

	Option Awards				Stock Awards
									Equity
								Equity	Incentive
								Incentive	Plan
								Plan	Awards:
								Awards:	Market or
			Equity					Number	Payout
			Incentive					of	Value of
			Plan Awards:					Unearned	Unearned
			Number					Shares,	Shares,
	Number of	Number of	of Securities			Number of	Market Value	Units or	Units or
	Securities	Securities	Underlying			Shares or	of Shares or	Other	Other
	Underlying	Underlying	Unexercised	Option		Units of	Units of Stock	Rights	Rights
	Unexercised	Unexercised	Unearned	Exercise	Option	Stock That	That Have Not	That Have	That Have
	Options (#)	Options (#)	Options	Price	Expiration	Have Not	Vested ($)	Not	Not Vested ($)
Name	Exercisable	Unexercisable (1)	(#)	($)	Date	Vested (#)(1)	@ $55.36*	Vested (#)	@$55.36*
	26,900	53,800(11)	—	$36.10	2/26/2016	—	—	—	—

	—	53,300(12)	—	$49.49	3/5/2017	—	—	—	—

	—	29,000(13)	—	$49.49	3/5/2017	—	—	—	—

	—	—	—	—	—	2,100(6)	$116,256	—	—

	—	—	—	—	—	2,877(7)	$159,271	—	—

	—	—	—	—	—	12,000(14)	$664,320	—	—

						11,315(15)	$626,398	—	—

	—	—	—	—	—	11,600(16)	$642,176	—	—

						—	—	11,200(17)	$620,032(18)

Alan J. Malus	121,120	30,280(2)	—	$43.37	11/9/2013	—	—	—	—

	20,000	30,000(20)	—	$58.40	7/10/2015	—	—	—	—

	38,340	—	—	$31.305	12/19/2015	—	—	—	—

	26,900	53,800(11)	—	$36.10	2/26/2016	—	—	—	—

	—	53,300(12)	—	$49.49	3/5/2017	—	—	—	—

	—	29,000(13)	—	$49.49	3/5/2017	—	—	—	—

	—	—	—	—	—	2,900(6)	$160,544	—	—

	—	—	—	—	—	3,973(7)	$219,945	—	—

	—	—	—	—	—	12,000(14)	$664,320	—	—

						11,315(15)	$626,398	—	—

	—	—	—	—	—	11,600(16)	$642,176	—	—

						—	—	11,200(17)	$620,032(18)

Edward A. Pesicka	64,640	16,160(2)	—	$43.37	11/9/2013	—	—	—	—

	67,200	—	—	$30.675	3/7/2015	—	—	—	—

	16,666	8,334(21)	—	$58.40	7/10/2015	—	—	—	—

	64,800	—	—	$32.30	7/25/2015	—	—	—	—

	15,980	—	—	$31.305	12/19/2015	—	—	—	—

	26,900	53,800(11)	—	$36.10	2/26/2016	—	—	—	—

	—	53,300(12)	—	$49.49	3/5/2017	—	—	—	—

	—	29,000(13)	—	$49.49	3/5/2017	—	—	—	—

	—	—	—	—	—	2,034(6)	$112,602	—	—

	—	—	—	—	—	2,786(7)	$154,233	—	—

	—	—	—	—	—	12,000(14)	$664,320	—	—

						11,315(15)	$626,398	—	—

	—	—	—	—	—	11,600(16)	$642,176	—	—

						—	—	11,200(17)	$620,032(18)

*     Reflects the closing price of the Company’s Common Stock on the New York Stock Exchange on December 31, 2010.

(1)     Unexercisable stock options and unvested shares and units of restricted stock vest as described in the footnotes below and under certain circumstances described under the heading “Agreements with Named Executive Officers; Potential Payments Upon Termination or Change in Control.” Unexercisable stock options and unvested shares and units of restricted stock also vest upon certain other events such as death, disability, or qualifying retirement.

(2)     Represents the balance of a stock option granted on November 9, 2006, which vests on November 9, 2011, so long as the executive officer is employed by the Company on such date (subject to certain exceptions).

(3)     Represents the balance of a stock option granted on May 15, 2008, which vests in equal annual installments on May 15, 2011, 2012 and 2013, so long as Mr. Casper is employed by the Company on each such date (subject to certain exceptions).

(4)     Options vest in equal annual installments on November 21, 2011, November 21, 2012, November 21, 2013, November 21, 2014 and November 21, 2015, so long as Mr. Casper is employed by the Company on each such date (subject to certain exceptions).

(5)     Represents a performance-based option grant which vests in one installment on the day the performance goal related to the Company’s stock price for any 20 consecutive trading days ending during the period October 15, 2009 through November 21, 2019 has been achieved, and the performance goal related to the Company’s total shareholder return between October 15, 2009 and the date the performance goal related to the Company’s stock price, or later (but no later than November 21, 2019), is achieved, relative to the performance of the S&P 500 Industrials Index for the same period, so long as Mr. Casper is employed by the Company on such date (subject to certain exceptions).

(6)     Represents the balance of a time-based restricted stock award made on March 5, 2008, which vests on March 5, 2011, so long as the executive officer is employed by the Company on such date (subject to certain exceptions).

(7)     Represents the balance of a performance-based restricted stock award made on March 5, 2008, which vests on February 26, 2011, so long as the executive officer is employed by the Company on such date (subject to certain exceptions).

(8)     Represents a time-based restricted stock unit award which vests in equal annual installments on February 15, 2012, February 15, 2013, February 15, 2014 and February 15, 2015, so long as Mr. Casper is employed by the Company on each such date (subject to certain exceptions).

(9)     Represents the target number of shares that may be earned pursuant to a performance-based restricted stock unit award made on November 21, 2009. The number of performance-based restricted stock units to be earned (from 0 to 400,000) is based on the Company’s total shareholder return for each of the applicable measurement periods, relative to the performance of the S&P 500 Industrials Index for the same period, assuming continued employment, subject to certain exceptions. From 0 to 100,000 performance-based restricted stock units will vest after each of the following four measurement periods: (1) October 15, 2009 through February 15, 2012, (2) October 15, 2009 through February 15, 2013, (3) October 15, 2009 through February 15, 2014, and (4) October 15, 2009 through February 15, 2015, assuming continued employment, subject to certain exceptions.

(10)     Represents the target payout of a performance-based restricted stock unit award made on November 21, 2009 at $55.36, the Company’s closing stock price on December 31, 2010.

(11)     Represents the balance of a stock option granted on February 26, 2009, which vests in equal annual installments on February 26, 2011 and February 26, 2012, so long as the executive officer is employed by the Company on each such date (subject to certain exceptions).

(12)     Represents a stock option granted on March 5, 2010 which vests in equal annual installments on March 5, 2011, March 5, 2012, March 5, 2013 and March 5, 2014, so long as the executive officer is employed by the Company on each such date (subject to certain exceptions).

(13)     Represents a stock option granted on March 5, 2010 which vests in equal annual installments on March 5, 2012, March 5, 2013, March 5, 2014 and March 5, 2015, so long as the executive officer is employed by the Company on each such date (subject to certain exceptions).

(14)     Represents the balance of a time-based restricted stock unit award made on February 26, 2009, which vests in equal annual installments on February 26, 2011 and February 26, 2012, so long as the executive officer is employed by the Company on each such date (subject to certain exceptions).

(15)     Represents the balance of a performance-based restricted stock award made on February 26, 2009, which vests in equal annual installments on February 25, 2011 and February 25, 2012, so long as the executive officer is employed by the Company on each such date (subject to certain exceptions).

(16)     Represents a time-based restricted stock unit award made on March 5, 2010, which vests in equal annual installments on March 5, 2011, March 5, 2012 and March 5, 2013. Shares issuable upon the vesting of restricted stock units would be delivered to the executives on the first anniversary of the applicable vesting date, subject to certain exceptions.

(17)     Represents the target number of achievable shares pursuant to a performance-based restricted stock unit award made on March 5, 2010. In connection with the awards of performance-based restricted stock units, the Compensation Committee adopted as a performance goal the measure Company stock price. The number of performance-based restricted stock units to be earned is based on the Company’s total shareholder return for the applicable measurement period, relative to the performance of the S&P 500 Industrials Index for the same period, assuming continued employment, subject to certain exceptions. The vesting of the performance-based restricted stock unit awards is as follows: up to fifty percent (50%) of the maximum restricted stock units would vest on the day the Compensation Committee certifies the performance level achieved for the first measurement period (January 1, 2010 through June 30, 2011), and up to the maximum restricted stock units would vest on the day the Compensation Committee certifies the performance level achieved for the second measurement period (January 1, 2010 through December 31, 2012), less the amount of restricted stock units that vested in connection with the first measurement period (but not less than zero), so long as the executive officer is employed by the Company on each such date (subject to certain exceptions). Shares issuable upon the vesting of restricted stock units would be delivered to the executives on the first anniversary of the applicable vesting date, subject to certain exceptions.

(18)     Represents the target payout of a performance-based restricted stock unit award made on March 5, 2010 at $55.36, the Company’s closing stock price on December 31, 2010.

(19)     Represents the balance of a stock option granted on May 15, 2008, which vests on May 15, 2011 so long as the executive officer is employed by the Company on such date (subject to certain exceptions).

(20)     Represents the balance of a stock option granted July 10, 2008, which vests in equal annual installments on July 10, 2011, 2012 and 2013, so long as the executive officer is employed by the Company on each such date (subject to certain exceptions).

(21)     Represents the balance of a stock option granted on July 10, 2008, which vests on July 10, 2011, so long as the executive officer is employed by the Company on such date (subject to certain exceptions).

Option Exercises and Stock Vested During 2010

The following table reports information regarding stock option exercises and the vesting of stock awards during fiscal year 2010 by the Company’s named executive officers. No stock appreciation rights were exercised or were outstanding during fiscal year 2010.

	Option Awards		Stock Awards
	Number of	Value	Number of	Value
	Shares	Realized	Shares	Realized
	Acquired on	On	Acquired on	On
	Exercise	Exercise	Vesting	Vesting
Name	(#)	($)(1)	(#)	($)(2)
Marc N. Casper	—	—	14,169	$676,136

Peter M. Wilver	—	—	19,790	$962,005

Gregory J. Herrema	—	—	16,634	$815,637

Alan J. Malus	—	—	21,780	$1,056,621

Edward A. Pesicka	—	—	16,476	$807,883

(1)     The amounts shown in this column represent the difference between the option exercise price and the market price on the date of exercise.

(2)     The amounts shown in this column represent the number of shares vesting multiplied by the market price on the date of vesting.

Pension Benefits

Prior to the merger of Thermo Electron Corporation and Fisher Scientific International, Inc. (“Fisher”) (the “Fisher Merger”), Fisher maintained the Fisher Retirement Plan (which was renamed after the merger to the Thermo Fisher Scientific Inc. Retirement Plan, or the “Retirement Plan”), a broad-based, U.S. tax-qualified “cash balance” pension plan. Each month prior to January 1, 2006, Fisher credited each participating employee with an amount equal to 3.5% of monthly compensation, which included base salary plus certain annual bonuses and other types of compensation.

The Retirement Plan credits participants monthly with interest on their cash balances. The interest credit is equal to the balance of the participant’s account as of the close of the prior calendar month multiplied by the applicable interest rate. The interest rate is set equal to the discount rate. The discount rate reflects the rate the Company would have to pay to purchase high-quality investments that would provide cash sufficient to settle its current pension obligations. The discount rate is determined based on a range of factors, including the rates of return on high-quality, fixed-income corporate bonds and the related expected duration of the obligations or, in certain instances, the Company has used a hypothetical portfolio of high quality instruments with maturities that mirror the benefit obligation in order to accurately estimate the relevant discount rate. For 2010, the interest rate was 5.25%.

The Retirement Plan was amended, effective December 31, 2005, to discontinue future benefit accruals (other than crediting interest to outstanding account balances) as of such date. Accordingly, effective January 1, 2006, Fisher no longer credited each participating employee with an amount equal to 3.5% of the employee’s monthly compensation. However, participants continue to earn interest on their previously accrued benefit (account balance). Generally, all participants who were employed as of January 1, 2006 became fully vested in their accrued benefits under the Retirement Plan as of such date. Vested participants can generally elect to receive their benefits under the Retirement Plan after separation from service in either a lump sum or an annuity.

The table below shows the present value of accumulated benefits payable to each of the named executive officers under the Retirement Plan. As the Retirement Plan was a pension plan maintained by Fisher prior to the Fisher Merger, and was frozen prior to the merger, only Messrs. Malus and Pesicka (former employees of Fisher) participate in the Retirement Plan.

		Number of Years	Present Value of	Payments During
		Credited Service	Accumulated Benefit	Last Fiscal Year
Name	Plan Name	(#)	($)(1)	($)
Marc N. Casper	—	—	—	—
Peter M. Wilver	—	—	—	—
Gregory J. Herrema	—	—	—	—
Alan J. Malus	Thermo Fisher Scientific Inc. Retirement Plan	12	$64,996	—
Edward A. Pesicka	Thermo Fisher Scientific Inc. Retirement Plan	11	$52,056	—

(1)     Represents the actuarial present value of accumulated benefit as of December 31, 2010 under the Retirement Plan, based on assumptions of a 5.25% discount rate, a cash balance interest crediting rate of 5.25%, and a retirement age of 65.

Nonqualified Deferred Compensation For 2010

	Executive	Registrant	Aggregate	Aggregate
	Contributions	Contributions	Earnings in	Withdrawals/	Aggregate Balance at
Name	in Last FY ($)(1)	in Last FY ($)(2)	Last FY ($)	Distributions ($)	Last FYE ($)(3)
Marc N. Casper	$145,658	$140,769	$122,552	—	$1,168,502(4)
Peter M. Wilver	$63,276	$60,810	$30,071	—	$300,462(5)
Gregory J. Herrema	$252,706	$42,779	$115,875	—	$1,092,875(6)
Alan J. Malus	$218,475	$57,610	$65,638	—	$843,908(7)
Edward A. Pesicka	$149,886	$45,254	$48,114	—	$385,669(8)

(1)     Represents deferral of a portion of 2010 salary and/or bonus earned for 2010 performance. This amount is also included in the “Salary” and/or the “Non-Equity Incentive Plan Compensation” columns in 2010 for the named executive officer in the Summary Compensation Table on page 23.

(2)     Represents a matching Company contribution in the deferred compensation plan with respect to 2010 salary and/or bonus earned for 2010, which amount is also included, for each of the named executive officers, in the “All Other Compensation” column for 2010 in the Summary Compensation Table on page 23.

(3)     Includes a matching Company contribution payable in 2011 in the deferred compensation plan with respect to bonus earned for 2010 performance.

(4)     Of this amount, $71,000 and $49,472 were withheld from Mr. Casper’s bonuses earned for 2008 and 2009 performance, respectively, for deferral and $37,738 was withheld from his 2009 salary for deferral, which amounts are also included in the “Non-Equity Incentive Plan Compensation” column for 2008 and 2009, and the “Salary” column for 2009, respectively, for Mr. Casper in the Summary Compensation Table on page 23.

(5)     Of this amount, $60,683 was withheld from Mr. Wilver’s 2009 salary for deferral and $27,000 was withheld from his bonus earned for 2009 performance, which amounts are also included in the “Salary” and

“Non-Equity Incentive Plan Compensation” columns, respectively, for 2009 for Mr. Wilver in the Summary Compensation Table on page 23.

(6)     Of this amount, $22,833 was withheld from Mr. Herrema’s 2009 salary for deferral and $144,910 was withheld from his bonus earned for 2009 performance, which amounts are also included in the “Salary” and “Non-Equity Incentive Plan Compensation” columns, respectively, for 2009 for Mr. Herrema in the Summary Compensation Table on page 23.

(7)     Of this amount, $204,265 was withheld from Mr. Malus’ 2009 salary for deferral and $200,000 was withheld from his 2008 salary for deferral, and $27,589 was withheld from Mr. Malus’ bonus earned for 2009 performance, which amounts are also included in the “Salary” column for 2009 and 2008, and the “Non-Equity Incentive Plan Compensation” column for 2009, respectively for Mr. Malus in the Summary Compensation Table on page 23.

(8)     Of this amount, $68,836 was withheld from Mr. Pesicka’s 2009 salary for deferral and $57,964 was withheld from Mr. Pesicka’s bonus earned for 2009 performance, which amounts are also included in the “Salary” and “Non-Equity Incentive Plan Compensation” columns for 2009 for Mr. Pesicka in the Summary Compensation Table on page 23.

The Company maintains a deferred compensation plan for its executive officers and certain other highly compensated employees. Under the plan in effect for amounts deferred on or after January 1, 2005 through December 31, 2008 (the “2005 Deferred Compensation Plan”), a participant had the right to defer receipt of his or her annual base salary (up to 90%) and/or annual incentive bonus (up to 100%) until he or she ceased to serve as an employee of the Company or until a future date while the participant continued to be an employee of the Company. The Company credited (or debited) a participant’s account with the amount that would have been earned (or lost) had the deferred amounts been invested in one or more of three different funds that were available under the deferred compensation plan (an equity index fund, a bond index fund, and a money market fund) as selected by the participant. The participant did not have any actual ownership in these funds. Any gains (or losses) on amounts deferred are not taxable until deferred amounts are paid to the participant. All amounts in the participant’s deferred account represent unsecured obligations of the Company. The 2005 Deferred Compensation Plan is intended to comply with Section 409A of the Code as enacted under The American Jobs Creation Act of 2004. The 2005 Deferred Compensation Plan remains in existence and applies to amounts deferred between January 1, 2005 and December 31, 2008. The Deferred Compensation Plan that the Company adopted in 2001 (the “Original Deferred Compensation Plan”) remains in existence and applies to amounts deferred on or before December 31, 2004. The Company has “frozen” the terms of the Original Deferred Compensation Plan in existence as of December 31, 2004 for account balances resulting from amounts deferred through such date.

The Original Deferred Compensation Plan provides for the payout of either all or a portion of the participant’s account beginning (1) at a specified date in the future if the participant so elects (in the case of a short-term payout), (2) in the case of the participant’s death or disability, or (3) upon the participant’s retirement or termination from employment with the Company. In the case of the participant’s death or disability, or upon the participant’s termination, payment is made in a lump sum distribution. Upon retirement, the participant may elect to receive his or her distribution in a lump sum or in annual installment payments over the course of five, ten or fifteen years. Additionally, with respect to account balances existing at December 31, 2004, the executive may receive a full or partial payout from the plan for an unforeseeable financial emergency (as defined in the plan), or may withdraw all of his or her account at any time less a withdrawal penalty equal to 10% of such amount (“haircut” provision). The distribution provisions of the 2005 Deferred Compensation Plan are substantially similar to the provisions of the Original Deferred Compensation Plan except that the 2005 Deferred Compensation Plan does not permit “haircut” distributions and the time and form of payment after retirement must be elected at the time the participant makes his or her initial deferral election.

During the year ended December 31, 2010, participants in the Original Deferred Compensation Plan and the 2005 Deferred Compensation Plan were given the opportunity to select among several investment funds. The Original Deferred Compensation Plan and the 2005 Deferred Compensation Plan allow the executive to reallocate his or her balance and future deferrals among the investment choices up to four times in any plan year. The table below shows the funds available to participants and their annual rate of return for the year ended December 31, 2010.

Name of Fund	Rate of Return (assuming reinvestment of dividends)
T. Rowe Price Retirement Income Fund	10.11%
T. Rowe Price Retirement 2005 Fund	11.51%
T. Rowe Price Retirement 2010 Fund	12.70%
T. Rowe Price Retirement 2015 Fund	13.79%
T. Rowe Price Retirement 2020 Fund	14.74%
T. Rowe Price Retirement 2025 Fund	15.37%
T. Rowe Price Retirement 2030 Fund	16.01%
T. Rowe Price Retirement 2035 Fund	16.34%
T. Rowe Price Retirement 2040 Fund	16.51%
T. Rowe Price Retirement 2045 Fund	16.44%
T. Rowe Price Retirement 2050 Fund	16.41%
T. Rowe Price Retirement 2055 Fund	16.41%
T. Rowe Price Stable Value Common Trust Fund	4.19%
Western Asset Core Plus Institutional	11.97%
Pimco Total Return Institutional	8.86%
Dodge & Cox Stock Fund	13.49%
SSgA S&P 500 Index C	15.09%
T. Rowe Price Growth Stock Trust	17.05%
Vanguard Mid Cap Index Institutional	25.67%
Jennison Institutional US Small Cap Equity	29.94%
Dodge & Cox International Stock	13.69%

In September 2008, the Compensation Committee approved the Amended and Restated 2005 Deferred Compensation Plan, effective January 1, 2009 (the “Amended and Restated Deferred Compensation Plan”). Pursuant to the Amended and Restated Deferred Compensation Plan, an eligible employee can defer receipt of his or her annual base salary (up to 50%) and/or bonus (up to 50%) until he or she ceases to serve as an employee of the Company or until a future date while the participant continues to be an employee of the Company. Amounts deferred under this plan can be invested in an array of mutual funds and vehicles, administered by The Newport Group, which are similar to the investment options available in the Company’s 401(k) Plan. The Amended and Restated Deferred Compensation Plan is substantially similar to the original 2005 Deferred Compensation Plan, except the Amended and Restated Deferred Compensation Plan includes a Company match of 100% of the first 6% of pay that is deferred into the Plan over the IRS annual compensation limit for 401(k) purposes.

Agreements with Named Executive Officers; Potential Payments Upon Termination or Change in Control

Employment, Retention and Severance Agreements

Executive Change in Control Retention Agreements

Thermo Fisher has entered into executive change in control retention agreements with its executive officers and certain other key employees that provide cash and other severance benefits if there is a change in control of the Company and their employment is terminated by the Company without “cause” or by the individual for “good reason,” as those terms are defined therein, in each case within 18 months thereafter. For purposes of these agreements, a change in control exists upon (i) the acquisition by any person of 50% or more of the outstanding Common Stock or voting securities of Thermo Fisher; (ii) the failure of the Board to include a majority of directors who are “continuing directors,” which term is defined to include directors who were members of the Board on the date of the agreement or who subsequent to the date of the agreement were nominated or elected by a majority of directors who were “continuing directors” at the time of such nomination or election; (iii) the consummation of a merger, consolidation, reorganization, recapitalization or statutory share exchange involving Thermo Fisher or the sale or other disposition of all or substantially all of the assets of Thermo Fisher unless immediately after such transaction: (a) all holders of Common Stock immediately prior to such transaction own more than 50% of the outstanding voting securities of the resulting or acquiring corporation in substantially the same proportions as their ownership immediately prior to such transaction and (b) no person after the transaction owns 50% or more of the outstanding voting securities of the resulting or acquiring corporation; or (iv) approval by stockholders of a complete liquidation or dissolution of Thermo Fisher.

The executive change in control retention agreements with Messrs. Wilver, Herrema, Malus and Pesicka provide that, upon a qualifying termination, the executive would be entitled to (A) a lump sum payment equal to (1) two multiplied by (2) the sum of (x) the higher of the executive’s annual base salary as in effect immediately prior to the “measurement date” or the “termination date,” as those terms are defined therein, and (y) the higher of the executive’s target bonus as in effect immediately prior to the measurement date or the termination date, and (B) a pro rata bonus for the year of termination, based on the higher of the executive’s target bonus as in effect immediately prior to the measurement date or the termination date. In addition, the executive would be provided continuing medical, dental and life insurance benefits for a period of two years, after such termination. The Company would also provide outplacement services through an outside firm to the executive up to an aggregate of $20,000. The agreements contain a “modified gross-up provision,” such that the executive does not receive a tax gross-up unless the total payments exceed 110% of the maximum amount allowable without being treated as excess parachute payments under the Code. In the event that the total payments under the agreements are between 100% and 110% of the maximum amount of total payments the executive could receive without being treated as receiving any excess parachute payments, the executive’s payments will be “cutback” so that the total payments he receives will not cause him to be treated as receiving any excess parachute payments.

In February 2009, the Company’s Compensation Committee approved a new form of executive change in control agreement for executives joining the Company after February 2009. The new form of change in control agreement eliminated any tax gross-up provision, as the Company does not intend to extend tax gross-ups in future compensation arrangements.

In November 2009, in connection with his appointment as President and Chief Executive Officer of the Company, Mr. Casper signed a new change in control agreement that was substantially similar to his old agreement. The agreement provides that, upon a qualifying termination, he would be entitled to (A) a lump sum payment equal to (1) two multiplied by (2) the sum of (x) the higher of Mr. Casper’s annual base salary as in effect immediately prior to the “change in control date” or the “date of termination,” as those terms are defined therein, and (y) the higher of Mr. Casper’s target bonus as in effect immediately prior to the change in control date or the date of termination, and (B) a pro rata bonus for the year of termination, based on the higher of Mr. Casper’s target bonus as in effect immediately prior to the change in control date or the date of termination. In addition, Mr. Casper would be provided continuing medical, dental and life insurance benefits for a period of two years, after such termination. The Company would also provide outplacement services through an outside firm to Mr. Casper up to an aggregate of $20,000. Mr. Casper’s new change in control agreement with the Company provides that he would not receive any tax gross-up payment (or modified tax gross-up payment) in the event that total payments exceeded the maximum amount allowable without being treated as “excess parachute payments” under the Code.

Executive Severance Policy

The Company maintains an executive severance policy for executives that provides that, in the event an executive officer’s employment is terminated by the Company without “cause” (as such term is defined therein), he would be entitled to a lump sum severance payment equal to the sum of (A) 1.5 times his annual base salary then in effect, and (B) 1.5 times his target bonus for the year in which the date of termination occurs, except that if the executive receives benefits under the executive change in control retention agreement described above, he would not be entitled to also receive benefits under the executive severance policy. In addition, for 18 months after the date of termination, the executive would be provided medical, dental and life insurance benefits at least equal to those he would have received had his employment not been terminated, or if more favorable, to those in effect generally during such period with respect to peer executives of the Company. Finally, the executive would be entitled to up to $20,000 of outplacement services until the earlier of 12 months following his termination or the date he secures full-time employment. Messrs. Wilver, Herrema, Malus, and Pesicka are eligible to receive benefits under the Company’s executive severance policy.

In February 2010, the Company adopted an amendment to the executive severance policy in order to comply with a recent Internal Revenue Service ruling. The Company adopted the amendment in order to preserve the tax deductibility of the Company’s annual performance-bonuses to executive officers. The amendment provides that an executive officer who is terminated during the year without “cause” (as defined in the policy) would receive, in addition to the amounts described above, a pro rata bonus for that year, based on his or her target bonus. That pro rata bonus would not be paid until March of the following year, when the other officer bonuses would be paid, and only if the performance goals established pursuant to the Company’s 2008 Annual Incentive Award Plan (or similar provision of any applicable shareholder-approved successor plan) applicable to the other officers were met.

Executive Severance Agreement

In November 2009, in connection with his appointment as President and Chief Executive Officer of the Company, Mr. Casper signed a restated executive severance agreement with the Company. The agreement provides that, in the event his employment is terminated by the Company without “cause” or by him for “good reason” (as such terms are defined therein), he would be entitled to a lump sum severance payment equal to the sum of (A) two (2) times his annual base salary then in effect, and (B) two (2) times his target bonus for the year in which the date of termination occurs, except that if Mr. Casper receives benefits under his executive change in control retention agreement described above, he would not be entitled to also receive benefits under his executive severance agreement. In addition, for two years after the date of termination, Mr. Casper would be provided medical, dental and life insurance benefits at least equal to those he would have received had his employment not been terminated, or if more favorable, to those in effect generally during such period with respect to peer executives of the Company. Finally, Mr. Casper would be entitled to up to $20,000 of outplacement services until the earlier of 12 months following his termination or the date he secures full-time employment.

In February 2010, the Company and Mr. Casper also amended Mr. Casper’s severance agreement in order to comply with the Internal Revenue Service ruling referred to above, providing that, in the case of involuntary termination without “cause” or “good reason” termination of his employment (as each of those terms is defined in his agreement), Mr. Casper would only receive his pro rata bonus for the year of termination if the performance goals established pursuant to the Company’s 2008 Annual Incentive Award Plan (or similar provision of any applicable shareholder-approved successor plan) applicable to the other officers were met, and that pro rata bonus would not be paid until March of the following year, when the other officer bonuses would be paid.

Treatment of Equity

Upon death, disability, or a qualifying retirement of Messrs. Wilver, Herrema, Malus and Pesicka, outstanding stock options and time-based restricted stock awards and restricted stock unit awards will vest. In the event of an executive officer’s termination by the Company without “cause” or by the individual for “good reason,” as those terms are defined in the executive change in control agreements, within 18 months of a qualifying change in control, each outstanding stock option and time-based restricted stock award granted to an executive officer will vest.

In the case of Mr. Casper, in the event he is terminated without “cause” or he leaves voluntarily for “good reason,” as those terms are defined in his severance agreement, stock options granted on November 9, 2006, and May 15, 2008, and certain tranches of stock options and time-based restricted stock units granted on November 21, 2009, will vest, and performance-based restricted stock units granted on November 21, 2009, associated with the then-current measurement period, will vest if the applicable performance conditions are eventually met. In the event he is terminated without “cause” or he leaves voluntarily for “good reason” within 18 months of a qualifying change in control, as those terms are defined in his executive change in control agreement, performance-based restricted stock awards granted March 5, 2008 (which, once the performance conditions were met, became time-based vesting), stock options granted on November 9, 2006 and May 15, 2008, time-based restricted stock awards granted on March 5, 2008 and November 21, 2009, and time-based stock options granted on November 21, 2009 will vest, and performance-based restricted stock units granted on November 21, 2009, associated with the then-current measurement period, will vest if the applicable performance conditions are met at the time of the change in control. Upon his death or disability, performance-based restricted stock awards granted on March 5, 2008 (which, once the performance conditions were met, became time-based vesting), stock options granted on November 9, 2006 and May 15, 2008, time-based restricted stock awards granted on March 5, 2008, time-based stock options granted on November 21, 2009, and fifty percent (50%) of time-based restricted stock awards granted on November 21, 2009, will vest, and performance-based restricted stock units granted on November 21, 2009, associated with the then-current measurement period, will vest at target.

Noncompetition Agreements

The Company has entered into noncompetition agreements with its executive officers and certain key employees. The terms of the noncompetition agreement provide that during the term of the employee’s employment with the Company, and for a period of eighteen (18) months in the case of Messrs. Wilver, Herrema, Malus and Pesicka, and twenty-four (24) months in the case of Mr. Casper, thereafter, the employee will not compete with the Company. The agreement also contains provisions that restrict the employee’s ability during the term of the employee’s employment with the Company and for a period of eighteen (18) months after termination (or twenty-four (24) months in the case of Mr. Casper), to solicit or hire employees of the Company or to solicit customers of the Company.

Tables

The tables below reflect the amount of compensation payable to each of the named executive officers of the Company in the event of termination of such executive’s employment or a change in control of the Company. The amount of compensation payable to each named executive officer upon voluntary resignation, involuntary termination for cause, involuntary termination without cause or voluntarily for good reason, involuntary termination without cause or voluntarily for good reason within 18 months of a change in control, upon a change in control without termination, and in the event of disability or death of the executive is shown below. The amounts shown assume that such termination was effective as of December 31, 2010, and thus include amounts earned through such time and are estimates of the amounts which would be paid out to the executives upon such event. The actual amounts to be paid out can only be determined at the time of such event.

Marc N. Casper

The following table shows the potential payments upon termination or a change in control of the Company for Marc Casper, the Company’s President and Chief Executive Officer.

	Voluntary					Involuntary
	Resignation			Involuntary		Without Cause or
	Without			Without Cause or		by Executive for
	Good		Involuntary	by Executive for		Good Reason		CIC Without
	Reason		For Cause	Good Reason		(with CIC)		Termination	Disability		Death
	12/31/10(1)		12/31/10(1)	12/31/10(1)		12/31/10(1)		12/31/10	12/31/10(1)		12/31/10(1)
INCREMENTAL BENEFITS DUE TO TERMINATION EVENT OR CHANGE IN CONTROL
Cash Severance
Base Salary	$0		$0	$2,000,000		$2,000,000		$0	$0		$0
Bonus	$0		$0	$2,300,000		$2,300,000		$0	$0		$0
Pro-rata Bonus	$1,150,000	(2)	$0	$824,533	(3)	$1,150,000	(4)	$0	$824,533	(3)	$824,533	(3)

Total Cash Severance	$1,150,000		$0	$5,124,533		$5,450,000		$0	$824,533		$824,533
Benefits & Perquisites
Health and Welfare Benefits(5)	$0		$0	$56,593		$56,593		$0	$0		$0
Outplacement	$0		$0	$20,000		$20,000		$0	N/A		N/A

Total Benefits & Perquisites	$0		$0	$76,593		$76,593		$0	$0		$0
280G Tax Gross-Up	N/A		N/A	N/A		N/A		$N/A	N/A		N/A
Long-Term Incentives
Gain of Accelerated Stock Options(6)	$0		$0	$1,660,056		$5,884,056		$0	$5,884,056		$5,884,056
Value of Accelerated Restricted Stock(6)	$0		$0	$2,768,000		$11,557,452		$0	$6,021,452		$6,021,452
Value of Accelerated Performance Restricted Stock and Units(6)	$0		$0	$0		$0		$0	$2,768,000		$2,768,000

Total Value of Accelerated Equity Grants	$0		$0	$4,428,056		$17,441,508		$0	$14,673,508		$14,673,508

Total Value: Incremental Benefits	$1,150,000		$0	$9,629,182		$22,968,101		$0	$15,498,041		$15,498,041

(1)     In all termination scenarios, the named executive officer retains vested amounts in the Company’s deferred compensation plan. These amounts are described in the “Aggregate Balance at Last FYE” column of the Nonqualified Deferred Compensation table on page 31.

(2)     Represents an assumed target bonus award for 2010.

(3)     Represents bonus paid in 2010 for 2009 performance.

(4)     Represents target bonus for 2010.

(5)     Includes for the two-year period (a) premiums of $31,307 with respect to medical and dental insurance, and (b) premiums of $25,286 paid by the Company for life insurance.

(6)     Based on the closing price of the Company’s Common Stock on the New York Stock Exchange on December 31, 2010 of $55.36.

Gregory J. Herrema

The following table shows the potential payments upon termination or a change in control of the Company for Gregory Herrema, the Company’s Senior Vice President.

						Involuntary
				Involuntary		Without
	Voluntary			Without		Cause or by
	Resignation			Cause or by		Executive
	Without			Executive		for Good
	Good		Involuntary	for Good		Reason		CIC Without
	Reason		For Cause	Reason		(with CIC)		Termination	Disability		Death
	12/31/10(1)		12/31/10(1)	12/31/10(1)		12/31/10(1)		12/31/10	12/31/10(1)		12/31/10(1)
INCREMENTAL BENEFITS DUE TO TERMINATION EVENT OR CHANGE IN CONTROL
Cash Severance
Base Salary	$0		$0	$750,000		$1,000,000		$0	$0		$0
Bonus	$0		$0	$562,500		$750,000		$0	$0		$0
Pro-rata Bonus	$375,000	(2)	$0	$375,000	(3)	$375,000	(3)	$0	$375,000	(2)	$375,000	(2)

Total Cash Severance	$375,000		$0	$1,687,500		$2,125,000		$0	$375,000		$375,000
Benefits & Perquisites
Health and Welfare Benefits	$0		$0	$24,815	(4)	$33,565	(5)	$0	$0		$0
Outplacement	$0		$0	$20,000		$20,000		$0	N/A		N/A

Total Benefits & Perquisites	$0		$0	$44,815		$53,565		$0	$0		$0
280G Tax Gross-Up	N/A		N/A	N/A		$0		$0	N/A		N/A
Long-Term Incentives
Gain of Accelerated Stock Options(6)	$0		$0	$0		$1,676,598		$0	$1,676,598		$1,676,598
Value of Accelerated Restricted Stock(6)	$0		$0	$0		$2,208,421		$0	$2,208,421		$2,208,421
Value of Accelerated Performance Restricted Stock and Units	$0		$0	$0		$0		$0	$0		$0

Total Value of Accelerated Equity Grants	$0		$0	$0		$3,885,019		$0	$3,885,019		$3,885,019

Total Value: Incremental Benefits	$375,000		$0	$1,732,315		$6,063,584		$0	$4,260,019		$4,260,019

(1)     In all termination scenarios, the named executive officer retains vested amounts in the Company’s deferred compensation plan. These amounts are described in the “Aggregate Balance at Last FYE” column of the Nonqualified Deferred Compensation table on page 31.

(2)     Represents an assumed target bonus award for 2010.

(3)     Represents target bonus for 2010.

(4)     Includes for the 1.5 year period (a) premiums of $23,122 with respect to medical and dental insurance, and (b) premiums of $1,693 paid by the Company for life insurance.

(5)     Includes for the two-year period (a) premiums of $31,307 with respect to medical and dental insurance, and (b) premiums of $2,258 paid by the Company for life insurance.

(6)     Based on the closing price of the Company’s Common Stock on the New York Stock Exchange on December 31, 2010 of $55.36.

Alan J. Malus

The following table shows the potential payments upon termination or a change in control of the Company for Alan Malus, the Company’s Senior Vice President.

						Involuntary
				Involuntary		Without
	Voluntary			Without		Cause or by
	Resignation			Cause or by		Executive
	Without			Executive		for Good
	Good		Involuntary	for Good		Reason		CIC Without
	Reason		For Cause	Reason		(with CIC)		Termination	Disability		Death
	12/31/10(1)		12/31/10(1)	12/31/10(1)		12/31/10(1)		12/31/10	12/31/10(1)		12/31/10(1)
INCREMENTAL BENEFITS DUE TO TERMINATION EVENT OR CHANGE IN CONTROL
Cash Severance
Base Salary	$0		$0	$855,140		$1,140,000		$0	$0		$0
Bonus	$0		$0	$641,250		$855,000		$0	$0		$0
Pro-rata Bonus	$427,500	(2)	$0	$427,500	(3)	$427,500	(3)	$0	$427,500	(2)	$427,500	(2)

Total Cash Severance	$427,500		$0	$1,923,890		$2,422,500		$0	$427,500		$427,500
Benefits & Perquisites
Health and Welfare Benefits	$0		$0	$23,650	(4)	$31,996	(5)	$0	$0		$0
Outplacement	$0		$0	$20,000		$20,000		$0	N/A		N/A

Total Benefits & Perquisites	$0		$0	$43,650		$51,996		$0	$0		$0
280G Tax Gross-Up	N/A		N/A	N/A		$0		$0	N/A		N/A
Long-Term Incentives
Gain of Accelerated Stock Options(6)	$0		$0	$0		$1,882,346		$0	$1,882,346		$1,882,346
Value of Accelerated Restricted Stock(6)	$0		$0	$0		$2,313,384		$0	$2,313,384		$2,313,384
Value of Accelerated Performance Restricted Stock and Units	$0		$0	$0		$0		$0	$0		$0

Total Value of Accelerated Equity Grants	$0		$0	$0		$4,195,730		$0	$4,195,730		$4,195,730

Total Value: Incremental Benefits	$427,500		$0	$1,967,540		$6,670,226		$0	$4,623,230		$4,623,230

(1)     In all termination scenarios, the named executive officer retains vested amounts in the Fisher Retirement Plan and the Company’s deferred compensation plan. These amounts are described under “Pension Benefits,” and in the “Aggregate Balance at Last FYE” column of the Nonqualified Deferred Compensation table, respectively, on pages 30 and 31.

(2)     Represents an assumed target bonus award for 2010.

(3)     Represents target bonus for 2010.

(4)     Includes for the 1.5 year period (a) premiums of $21,700 with respect to medical and dental insurance, and (b) premiums of $1,950 paid by the Company for life insurance.

(5)     Includes for the two-year period (a) premiums of $29,396 with respect to medical and dental insurance, and (b) premiums of $2,601 paid by the Company for life insurance.

(6)     Based on the closing price of the Company’s Common Stock on the New York Stock Exchange on December 31, 2010 of $55.36.

Edward A. Pesicka

The following table shows the potential payments upon termination or a change in control of the Company for Edward Pesicka, the Company’s Senior Vice President.

						Involuntary
				Involuntary		Without
	Voluntary			Without		Cause or by
	Resignation			Cause or by		Executive
	Without			Executive		for Good		CIC
	Good		Involuntary	for Good		Reason		Without
	Reason		For Cause	Reason		(with CIC)		Termination	Disability		Death
	12/31/10(1)		12/31/10(1)	12/31/10(1)		12/31/10(1)		12/31/10	12/31/10(1)		12/31/10(1)
INCREMENTAL BENEFITS DUE TO TERMINATION EVENT OR CHANGE IN CONTROL
Cash Severance
Base Salary	$0		$0	$750,000		$1,000,000		$0	$0		$0
Bonus	$0		$0	$562,500		$750,000		$0	$0		$0
Pro-rata Bonus	$375,000	(2)	$0	$375,000	(3)	$375,000	(3)	$0	$375,000	(2)	$375,000	(2)

Total Cash Severance	$375,000		$0	$1,687,500		$2,125,000		$0	$375,000		$375,000
Benefits & Perquisites
Health and Welfare Benefits	$0		$0	$20,128	(4)	$27,215	(5)	$0	$0		$0
Outplacement	$0		$0	$20,000		$20,000		$0	N/A		N/A

Total Benefits & Perquisites	$0		$0	$40,128		$47,215		$0	$0		$0
280G Tax Gross-Up	N/A		N/A	N/A		$0		$0	N/A		N/A
Long-Term Incentives
Gain of Accelerated Stock Options(6)	$0		$0	$0		$1,713,047		$0	$1,713,047		$1,713,047
Value of Accelerated Restricted Stock(6)	$0		$0	$0		$2,199,730		$0	$2,199,730		$2,199,730
Value of Accelerated Performance Restricted Stock and Units	$0		$0	$0		$0		$0	$0		$0

Total Value of Accelerated Equity Grants	$0		$0	$0		$3,912,777		$0	$3,912,777		$3,912,777

Total Value: Incremental Benefits	$375,000		$0	$1,727,628		$6,084,992		$0	$4,287,777		$4,287,777

(1)     In all termination scenarios, the named executive officer retains vested amounts in the Fisher Retirement Plan and the Company’s deferred compensation plan. These amounts are described under “Pension Benefits,” and in the “Aggregate Balance at Last FYE” column of the Nonqualified Deferred Compensation table, respectively, on pages 30 and 31.

(2)     Represents an assumed target bonus award for 2010.

(3)     Represents target bonus for 2010.

(4)     Includes for the 1.5 year period (a) premiums of $18,435 with respect to medical and dental insurance, and (b) premiums of $1,693 paid by the Company for life insurance.

(5)     Includes for the two-year period (a) premiums of $24,957 with respect to medical and dental insurance, and (b) premiums of $2,258 paid by the Company for life insurance.

(6)     Based on the closing price of the Company’s Common Stock on the New York Stock Exchange on December 31, 2010 of $55.36.

Peter M. Wilver

The following table shows the potential payments upon termination or a change in control of the Company for Peter Wilver, the Company’s Senior Vice President and Chief Financial Officer.

						Involuntary
				Involuntary		Without
	Voluntary			Without		Cause or by
	Resignation			Cause or by		Executive
	Without			Executive		for Good		CIC
	Good		Involuntary	for Good		Reason		Without
	Reason		For Cause	Reason		(with CIC)		Termination	Disability		Death
	12/31/10(1)		12/31/10(1)	12/31/10(1)		12/31/10(1)		12/31/10	12/31/10(1)		12/31/10(1)
INCREMENTAL BENEFITS DUE TO TERMINATION EVENT OR CHANGE IN CONTROL
Cash Severance
Base Salary	$0		$0	$924,000		$1,232,000		$0	$0		$0
Bonus	$0		$0	$693,000		$924,000		$0	$0		$0
Pro-rata Bonus	$462,000	(2)	$0	$462,000	(3)	$462,000	(3)	$0	$462,000	(2)	$462,000	(2)

Total Cash Severance	$462,000		$0	$2,079,000		$2,618,000		$0	$462,000		$462,000
Benefits & Perquisites
Health and Welfare Benefits	$0		$0	$15,639	(4)	$21,129	(5)	$0	$0		$0
Outplacement	$0		$0	$20,000		$20,000		$0	N/A		N/A

Total Benefits & Perquisites	$0		$0	$35,639		$41,129		$0	$0		$0
280G Tax Gross-Up	N/A		N/A	N/A		$0		$0	N/A		N/A
Long-Term Incentives
Gain of Accelerated Stock Options(6)	$0		$0	$0		$1,571,866		$0	$1,571,866		$1,571,866
Value of Accelerated Restricted Stock(6)	$0		$0	$0		$2,124,440		$0	$2,124,440		$2,124,440
Value of Accelerated Performance Restricted Stock and Units	$0		$0	$0		$0		$0	$0		$0

Total Value of Accelerated Equity Grants	$0		$0	$0		$3,696,306		$0	$3,696,306		$3,696,306

Total Value: Incremental Benefits	$462,000		$0	$2,114,639		$6,355,435		$0	$4,158,306		$4,158,306

(1)     In all termination scenarios, the named executive officer retains vested amounts in the Company’s deferred compensation plan. These amounts are described in the “Aggregate Balance at Last FYE” column of the Nonqualified Deferred Compensation table on page 31.

(2)     Represents an assumed target bonus award for 2010.

(3)     Represents target bonus for 2010.

(4)     Includes for the 1.5 year period (a) premiums of $13,524 with respect to medical and dental insurance, and (b) premiums of $2,115 paid by the Company for life insurance.

(5)     Includes for the two-year period (a) premiums of $18,309 with respect to medical and dental insurance, and (b) premiums of $2,820 paid by the Company for life insurance.

(6)     Based on the closing price of the Company’s Common Stock on the New York Stock Exchange on December 31, 2010 of $55.36.

DIRECTOR COMPENSATION

The Compensation Committee periodically reviews director compensation and makes recommendations to the Board for changes when deemed appropriate. The Board then acts on any such recommendation by the Compensation Committee.

Cash Compensation

Effective February 25, 2010, each non-management director (except Mr. Manzi) receives an annual retainer of $80,000, and meeting fees have been eliminated. Prior to that, each non-management director (except Mr. Manzi) received an annual retainer of $70,000. If a Board committee met more than six times during a calendar year, then the members thereof received an additional per committee meeting fee, for meetings attended in excess of six ($1,500 per committee meeting attended in person occurring on a day other than a day on which the Board meets; $1,000 per committee meeting attended in person occurring on the same day as a Board meeting; $750 per committee meeting attended by means of conference telephone).

The chairpersons of each of the Audit, Compensation, and Nominating and Corporate Governance Committees, as well as the chairpersons of the Strategy and Finance Committee of the Board (the “Strategy Committee”), which Committee consists of Ms. Lewent (Chair), Messrs. Casper and Drs. Porter and Jacks, the Corporate Social Responsibility Committee of the Board, which Committee consists of Ms. Ullian (Chair), Ms. Lewent and Mr. Parrett, and the Science and Technology Committee of the Board, which Committee consists of Dr. Jacks (Chair) and Mr. Casper, receive additional compensation for their services in those positions. The chairman of the Audit Committee receives an additional annual retainer of $20,000, the chairpersons of the Compensation, Nominating and Corporate Governance, Corporate Social Responsibility, Strategy and Finance, and Science and Technology Committees receive an additional annual retainer of $10,000. In addition, if the Board elects a Presiding Director, that person receives an additional annual retainer of $3,000.

Mr. Manzi serves as Chairman of the Board. As Chairman of the Board, Mr. Manzi receives an annual retainer of $250,000 (in lieu of the annual retainer and fees described above). Mr. Casper, as an employee of the Company, receives no additional compensation from the Company for service as a director. Payment of the annual retainers during 2010 was made quarterly. Directors are reimbursed for out-of-pocket expenses incurred in attending Board and committee meetings.

Deferred Compensation Plans for Directors

The Company maintains a deferred compensation plan for its non-management directors (the “Directors Deferred Compensation Plan”). Under the Directors Deferred Compensation Plan, a participant may elect to defer receipt of his or her annual retainer and meeting fees (if applicable). Amounts deferred under the Directors Deferred Compensation Plan are valued at the end of each quarter as units of Common Stock and, when payable under the plan, may only be paid in shares of Common Stock. Additional credits are made to a participant’s account for cash and stock dividends that he or she would have received had the participant been the owner of such Common Stock on the record dates for payment of such dividends. The Common Stock and cash credited to a participant’s account are paid to the participant within 60 days after the end of the fiscal year in which the participant ceases to serve as a director unless the participant makes a timely election to defer the distribution in accordance with the requirements of Section 409A of the Code. The participant does not have any actual ownership of the Common Stock until the Common Stock is distributed to the participant. As of December 31, 2010, a total of 286,262 shares of Common Stock were available for issuance under the Directors Deferred Compensation Plan, of which deferred units equal to 17,447 shares of Common Stock were accumulated.

Fisher Retirement Plan for Non-Employee Directors

Fisher maintained a Retirement Plan for non-employee directors, pursuant to which a director who retires from the board of directors with at least five years of service is eligible to receive an annual retirement benefit for the remainder of the director’s lifetime and his or her spouse’s lifetime. The annual retirement benefit for a director who retires with five years of service is equal to 50% of the director’s fee in effect at the date of the director’s retirement from the Fisher board. For directors with more than five years of service, the annual benefit is increased by 10% of the director’s fee in effect at the date of the director’s retirement for each additional year of service, up to 100% of such fee for 10 or more years of service as a director. The Fisher Merger resulted in a termination of service from the Fisher board for Mr. Sperling, which resulted in the commencement of the payout of benefits under the Retirement Plan. Mr. Sperling’s annual benefit is equal to 80% of his then director’s fee. Mr. Sperling receives a quarterly payment under this plan of $12,000.

Stock-Based Compensation

Annual equity grants to non-management directors are made upon the recommendation of the Compensation Committee. In May 2010 each non-management director on the Board at that time received a grant of 2,509 shares of Common Stock.

Matching Charitable Donation Program

The Company has a matching charitable donation program for independent directors, pursuant to which the Company matches donations made by a director to a charity selected by the director, up to $10,000 per director per year.

Summary Director Compensation Table

The following table sets forth a summary of the compensation of the Company’s non-employee directors for 2010:

					Change in
					Pension Value
					and
	Fees				Nonqualified
	Earned or				Deferred	All Other
	Paid in		Stock	Option	Compensation	Compensation
Name	Cash($)		Awards($)(1)	Awards($)	Earnings	($)(2)	Total ($)
Michael A. Bell(3)	$38,522	(4)	$125,023	—	—	—	$163,545
Nelson J. Chai(5)	$4,889		—	—	—	—	$4,889
Tyler Jacks	$79,938		$125,023	—	—	$10,000	$214,961
Stephen P. Kaufman(3)	$41,022		$125,023	—	—	—	$166,045
Judy C. Lewent	$87,782		$125,023	—	—	$10,000	$222,805
Thomas J. Lynch	$78,522		$125,023	—	—	—	$203,545
Peter J. Manning	$78,522		$125,023	—	—	$9,000	$212,545
Jim P. Manzi	$250,000		$125,023	—	—	$10,000	$385,023
William G. Parrett	$98,522		$125,023	—	—	$10,000	$233,545
Michael E. Porter	$87,782		$125,023	—	—	$10,000	$222,805
Scott M. Sperling(6)	$87,016	(7)	$125,023	—	—	—	$212,039
Elaine S. Ullian	$87,782	(8)	$125,023	—	—	$10,000	$222,805

(1)     These amounts represent the aggregate grant date fair value of stock awards granted to directors in 2010, calculated in accordance with the Company’s financial reporting practices. For information on the valuation assumptions with respect to these awards, refer to note 5 of the Thermo Fisher financial statements in the Form 10-K for the year ended December 31, 2010, as filed with the SEC. These amounts do not represent the actual amounts paid to or realized by the directors for these awards during fiscal year 2010. In May 2010, each non-management director on the Board at that time received a grant of 2,509 fully vested shares, having a grant date fair value of $125,023, all of which is included in the “stock awards” column.

The following table shows, for each of our non-employee directors, information concerning stock option awards granted during their respective service periods in fiscal 2010 and the corresponding grant date fair value of those awards, as well as the aggregate number of stock option awards outstanding as of December 31, 2010:

		Grant Date Fair Value of	Aggregate Stock Option
	Number of Stock Options	Stock Options Granted	Awards Outstanding as
Name	Granted in 2010	in 2010	of 12/31/10
Michael A. Bell(3)	—	—	15,000
Nelson J. Chai	—	—	—
Tyler Jacks	—	—	15,000
Stephen P. Kaufman(3)	—	—	15,000
Judy C. Lewent	—	—	15,000
Thomas J. Lynch	—	—	15,000
Peter J. Manning	—	—	41,100
Jim P. Manzi	—	—	—
William G. Parrett	—	—	15,000
Michael E. Porter	—	—	41,100
Scott M. Sperling	—	—	75,600
Elaine S. Ullian	—	—	41,100

(2)     Represents matching company contributions under the Matching Charitable Donation Program for Directors.

(3)     Ceased service as a director on May 26, 2010.

(4)     Consists of compensation in the amount of $38,522 deferred and issued as 773 deferred stock units, pursuant to the Directors Deferred Compensation Plan.

(5)     Elected to the Board of Directors on December 10, 2010.

(6)     Does not include amounts paid to Mr. Sperling under the Fisher Retirement Plan for Non-Employee Directors because such amounts relate solely to Mr. Sperling’s service as a director of Fisher prior to the Fisher Merger.

(7)     Consists of compensation in the amount of $87,016 deferred and issued as 1,772 deferred stock units, pursuant to the Directors Deferred Compensation Plan.

(8)     Consists of compensation in the amount of $87,782 deferred and issued as 1,788 deferred stock units, pursuant to the Directors Deferred Compensation Plan.

Stock Ownership Policy for Directors

The Compensation Committee has established a stock holding policy for directors of the Company. The stock holding policy requires each director to hold shares of Common Stock equal in value to at least three times the annual cash retainer for directors. Directors who joined the Board after February 25, 2005 have a period of five years from the date of initial election to achieve this ownership level. For the purpose of this policy, a director’s election to receive shares of Common Stock in lieu of director retainers and fees (if applicable) will be counted towards this target. All of our directors are either currently in compliance or intend to be in compliance with this policy within the applicable time limit. Executive officers of the Company are required to comply with a separate stock holding policy established by the Compensation Committee, which is described under the sub-heading “Stock Ownership Policy” under the heading “Compensation Discussion and Analysis.”

SECURITY OWNERSHIP

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of February 14, 2011, the beneficial ownership of Common Stock by (a) each director and nominee for director, (b) each of the Company’s executive officers named in the summary compensation table set forth under the heading “EXECUTIVE COMPENSATION” (the “named executive officers”), (c) all directors and current executive officers as a group, and (d) persons known to the Company to be the beneficial owner of more than five percent of the Company’s Common Stock.

	Amount and Nature of Beneficial		Percent of
Name and Address of Beneficial Owner(1)	Ownership		Shares Beneficially Owned

BlackRock, Inc.	23,316,304	(2)	5.97%
Marc N. Casper	626,080	(3)	*
Nelson J. Chai	0		*
Gregory J. Herrema	319,544	(4)	*
Tyler Jacks	8,609	(5)	*
Judy C. Lewent	16,049	(6)	*
Thomas J. Lynch	7,509	(7)	*
Alan J. Malus	323,527	(8)	*
Peter J. Manning	45,823	(9)	*
Jim P. Manzi	92,228		*
William G. Parrett	18,049	(10)	*
Edward A. Pesicka	337,864	(11)	*
Michael E. Porter	53,792	(12)	*
Scott M. Sperling	101,514	(13)	*
Elaine S. Ullian	54,809	(14)	*
Peter M. Wilver	318,127	(15)	*
All current directors and executive officers as a group (18 persons)	2,606,362	(16)	*

* Less than one percent.

(1)     The address of each of the Company’s executive officers and directors is c/o Thermo Fisher Scientific Inc., 81 Wyman Street, Waltham, MA 02451. Except as reflected in the footnotes to this table, shares of Common Stock beneficially owned by executive officers and directors consist of shares owned by the indicated person or by that person for the benefit of minor children, and all share ownership includes sole voting and investment power. Generally, stock options granted to the Company’s officers and directors may be transferred by them to an immediate family member, a family trust or family partnership.

(2)     This information was obtained from Schedule 13G filed with the Securities and Exchange Commission on February 9, 2011, by BlackRock, Inc., 40 East 52nd Street, New York, NY 10022, which reported such ownership as of December 31, 2010. The percentage of shares beneficially owned was calculated using the number of shares of Common Stock outstanding as of February 14, 2011.

(3)     Includes 541,520 shares of Common Stock underlying stock options that are exercisable within 60 days of February 14, 2011.

(4)     Includes 281,271 shares of Common Stock underlying stock options that are exercisable within 60 days of February 14, 2011, and 11,657 restricted stock units that will vest (and pursuant to which shares will be delivered) within 60 days of February 14, 2011.

(5)     Includes 5,000 shares of Common Stock underlying stock options that are exercisable within 60 days of February 14, 2011.

(6)     Includes10,000 shares of Common Stock underlying stock options that are exercisable within 60 days of February 14, 2011.

(7)     Includes 5,000 shares of Common Stock underlying stock options that are exercisable within 60 days of February 14, 2011.

(8)     Includes 246,585 shares of Common Stock underlying stock options that are exercisable within 60 days of February 14, 2011 and 11,657 restricted stock units that will vest (and pursuant to which shares will be delivered) within 60 days of February 14, 2011.

(9)     Includes 41,100 shares of Common Stock underlying stock options that are exercisable within 60 days of February 14, 2011.

(10)     Includes 10,000 shares of Common Stock underlying stock options that are exercisable within 60 days of February 14, 2011.

(11)     Includes 296,411 shares of Common Stock underlying stock options that are exercisable within 60 days of February 14, 2011, and 11,657 restricted stock units that will vest (and pursuant to which shares will be delivered) within 60 days of February 14, 2011.

(12)     Includes 41,100 shares of Common Stock underlying stock options that are exercisable within 60 days of February 14, 2011.

(13)     Includes 75,600 shares of Common Stock underlying stock options that are exercisable within 60 days of February 14, 2011.

(14)     Includes 41,100 shares of Common Stock underlying stock options that are exercisable within 60 days of February 14, 2011.

(15)     Includes 8,208 shares held indirectly by the Peter M. Wilver 2009 Qualified Annuity Interest Trust, 269,495 shares of Common Stock underlying stock options that are exercisable within 60 days of February 14, 2011, and 10,103 restricted stock units that will vest (and pursuant to which shares will be delivered) within 60 days of February 14, 2011.

(16)     Includes, in addition to the items described above for the current named executive officers and directors, 941 shares held in the Company’s 401(k) Plan by executive officers other than the named executive officers, 138,883 shares of Common Stock underlying stock options held by executive officers other than the named executive officers that are exercisable within 60 days of February 14, 2011, 19,527 restricted stock units held by executive officers other than the named executive officers that will vest (and pursuant to which shares will be delivered) within 60 days of February 14, 2011 (or immediately if certain eligible executive officers retire), and 1,667 shares of restricted Common Stock beneficially owned by executive officers other than the named executive officers, which may be voted, but may not be sold or transferred until future vesting dates.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the Company’s directors and executive officers, and beneficial owners of more than 10% of the Common Stock, to file with the Securities and Exchange Commission initial reports of ownership and periodic reports of changes in ownership of the Company’s securities. Based upon a review of such filings, all Section 16(a) filing requirements applicable to such persons were complied with during 2010.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS

Review, Approval or Ratification of Transactions with Related Persons

Our Board has adopted written policies and procedures for the review of any transaction, arrangement or relationship in which the Company is a participant, the amount involved exceeds $120,000, and one of our executive officers, directors, director nominees or 5% stockholders (or their immediate family members), each of whom we refer to as a “related person,” has a direct or indirect material interest.

If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a “related person transaction,” the related person must report the proposed related person transaction to our General Counsel. The policy calls for the proposed related person transaction to be directed to, for review by, one of the Audit, Nominating and Corporate Governance or Compensation Committees, as designated by the General Counsel. Whenever practicable, the reporting, review and approval will occur prior to entry into the transaction. If advance review and approval is not practicable, the committee will review, and, in its discretion, may ratify the related person transaction. The policy also permits the chairman of the committee to review and, if deemed appropriate, approve proposed related person transactions that arise between committee meetings, subject to ratification by the committee at its next meeting. A related person transaction reviewed under the policy will be considered approved or ratified if it is authorized by the committee after full disclosure of the related person’s interest in the transaction. As appropriate for the circumstances, the committee will review and consider:

•     the related person’s interest in the related person transaction;

•     the approximate dollar value of the amount involved in the related person transaction;

•     the approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss;

•     whether the transaction was undertaken in the ordinary course of our business;

•     whether the terms of the transaction are no less favorable to the Company than terms that could have been reached with an unrelated third party;

•     the purpose of, and the potential benefits to the Company of, the transaction; and

•     any other information regarding the related person transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

The committee may approve or ratify the transaction only if the committee determines that, under all of the circumstances, the transaction is in, or is not inconsistent with, the Company’s best interests. The committee may impose any conditions on the related person transaction that it deems appropriate.

The policy exempts from the definition of related person transactions those transactions that are excluded by the instructions to the SEC’s related person transaction disclosure rule, as well as the following: interests arising solely from the related person’s position as an executive officer of another entity (whether or not the person is also a director of such entity), that is a participant in the transaction, where (a) the related person and all other related persons own in the aggregate less than a 10% equity interest in such entity, (b) the related person and his or her immediate family members are not involved in the negotiation of the terms of the transaction and do not receive any special benefits as a result of the transaction, (c) the amount involved in the transaction equals less than the greater of $1 million dollars or 2% of the annual consolidated gross revenues of the other entity that is a party to the transaction, and (d) the amount involved in the transaction equals less than 2% of the Company’s annual consolidated gross revenues.

The policy provides that transactions involving compensation of executive officers shall be reviewed and approved by the Compensation Committee in the manner specified in its charter.

Transactions with Related Persons

Michael Bell served as a director of the Company from July 12, 2007 until May 26, 2010. Mr. Bell is a Managing Director of Monitor Clipper Partners, a private equity investment firm based in Cambridge, Massachusetts. Monitor Clipper Partners currently manages over $1.5 billion of capital.

The Fisher Scientific International Inc. Defined Benefit Master Trust (the “Fisher Defined Benefit Plan” or the “DB Plan”) has invested in two funds managed by Monitor Clipper Partners. The commitment for these investments was made prior to the Fisher Merger. The Fisher Defined Benefit Plan made a capital commitment of $2,500,000 to the first fund (“Fund I”) in 1997 and has contributed $2,464,779 to Fund I. Fund I has returned $3,288,312 to the DB Plan through December 31, 2010, leaving remaining capital of $34,409. The DB Plan’s interests represent less than 0.5% of the partnership interests in Fund I.

The Fisher Defined Benefit Plan made a capital commitment of $2,100,000 to the second fund (“Fund II”) in 2003, and has contributed $2,063,419 to Fund II. Fund II has returned $594,167 to the DB Plan through December 31, 2010, leaving remaining capital of $1,499,638. The DB Plan’s interests represent less than 0.3% of the partnership interests in Fund II. As of December 31, 2010, the DB Plan’s investments in Fund I and Fund II (the “Funds”) represented less than 1% of the DB Plan’s total assets.

Monitor Clipper Partners collects from the Funds an annual management fee of approximately 2% of assets and receives a carried interest of approximately 20% in the performance of the Funds. Through his position as Managing Director of Monitor Clipper Partners and his ownership interest in the firm, Mr. Bell indirectly shares in the compensation paid by the Funds to Monitor Clipper Partners. These arrangements were not subject to the Company’s related person transaction policy described above because they were entered into by Fisher prior to the Fisher Merger in 2006.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2010, with respect to the Common Stock that may be issued under the Company’s existing equity compensation plans.

			(c)
	(a)	(b)	Number of securities remaining
	Number of securities to	Weighted average	available for future issuance
	be issued upon exercise	exercise price of	under equity compensation
	of outstanding options,	outstanding options,	plans (excluding securities
Plan Category	warrants and rights(1)	warrants and rights	reflected in column (a))(2)
Equity Compensation Plans Approved By Security Holders(3)(4)(5)(6)	16,791,423	$43.83	19,098,652
Equity Compensation Plans Not Approved By Security Holders(7)	5,160,538	$41.47	1,763,941
Total	21,951,961	$43.22	20,862,593

(1)     This table excludes options to purchase shares of Fisher, which became options to purchase shares of the Company when the Company acquired Fisher in November 2006. All of the plans pursuant to which these options were granted have been frozen and no additional grants will be made. Options to purchase an aggregate of 1,190,772 shares at a weighted average exercise price of $24.28 per share are outstanding under these plans.

(2)     Equity compensation plans approved by security holders includes 7,157,484 securities available for future issuance as awards other than options or stock appreciation rights (e.g., full value shares of restricted stock or restricted stock units) and equity compensation plans not approved by security holders includes 979,967 securities available for future issuance as awards other than options or stock appreciation rights.

(3)     Column (a) includes an aggregate of 17,447 Common Stock-based units accrued under the Directors Deferred Compensation Plan for deferred directors’ fees and retainers accrued through December 31, 2010. Column (c) includes an additional 286,262 shares that are available under the Directors Deferred

Compensation Plan. See “DIRECTOR COMPENSATION — Deferred Compensation Plans for Directors” for additional information regarding this plan. The weighted average exercise price set forth in column (b) does not take into account the Common Stock-based units included in column (a).

(4)     Column (a) includes an aggregate of 1,157,471 Common Stock time-based restricted stock units outstanding granted under the Company’s approved plans and 111,823 Common Stock time-based restricted stock units outstanding granted under unapproved plans. The weighted average exercise price set forth in column (b) does not take into account the Common Stock time-based units included in column (a).

(5)     Column (a) includes an aggregate of 903,360 Common Stock performance-based restricted stock units outstanding under the Thermo Fisher Scientific Inc. 2008 Stock Incentive Plan. The weighted average exercise price set forth in column (b) does not take into account the Common Stock performance-based units included in column (a).

(6)     Column (a) does not include shares issuable under the Thermo Fisher Scientific Inc. 2007 Employees’ Stock Purchase Plan (the “ESPP”), which has a remaining stockholder approved reserve of 1,773,940 shares. Under the ESPP, each eligible employee may purchase a limited number of shares of the Common Stock of the Company two times each year (on June 30 and December 31) at a purchase price equal to 95% of the fair market value of the Common Stock on the respective stock purchase date. The remaining stockholder approved reserve is included in column (c).

(7)     Equity compensation plans not approved by the Company’s stockholders are (i) the Thermo Fisher Scientific Inc. Employees Equity Incentive Plan, as amended and restated on November 9, 2006, under which no shares are available for future issuance, and (ii) the Fisher Scientific International Inc. 2005 Equity and Incentive Plan, as amended for awards granted on or after November 9, 2006 (the “Fisher 2005 Plan”), under which 1,763,941 shares are available for future issuance. In connection with the Fisher Merger, the Company assumed options to purchase stock under the Fisher 2005 Plan. At December 31, 2010 these options covered 845,229 shares of Common Stock at a weighted average exercise price of $32.25. Prior to the Fisher Merger, the Fisher 2005 Plan was approved by the Fisher stockholders. The material terms of this plan are described below.

Thermo Fisher Scientific Inc. Employees Equity Incentive Plan

The Thermo Fisher Scientific Inc. Employees Equity Incentive Plan, as amended and restated on November 9, 2006 (the “Employees Equity Plan”), was adopted to secure for the Company and its stockholders the benefits arising from capital stock ownership by employees of and consultants to the Company. The Employees Equity Plan is administered by the Company’s Board (or a committee thereof), which has the full authority, among other things, to (i) select the persons to whom awards will be granted, (ii) determine the terms and conditions of the awards, and (iii) amend or terminate the plan. Under the Employees Equity Plan, 3,488,867 shares were originally reserved for issuance; as of December 31, 2010, no shares are available for future issuance under the plan. Participants may receive non-statutory stock options, restricted stock awards, deferred stock awards (also known as restricted stock units) and performance awards (which may consist of stock and/or cash). The exercise price of stock options granted may not be less than the fair market value of the Company’s shares on the date of the grant.

Fisher Scientific International Inc. 2005 Equity and Incentive Plan

The Fisher 2005 Plan was originally adopted to secure for Fisher and its stockholders the benefits arising from capital stock ownership by employees of and consultants to the Company. The Fisher 2005 Plan is administered by the Company’s Board (or a committee thereof), which has the full authority, among other things, to (i) select the persons to whom awards will be granted, (ii) determine the terms and conditions of the awards, and (iii) amend or terminate the plan. Under the Fisher 2005 Plan, 7,250,000 shares were originally reserved for issuance (14,500,000 on a post-merger basis); as of December 31, 2010, 1,763,941 shares are available for future issuance under the plan. Participants may receive non-statutory stock options, restricted stock awards, deferred stock awards (also known as restricted stock units) and performance awards (which may consist of stock and/or cash). The exercise price of stock options granted may not be less than the fair market value of the Company’s shares on the date of the grant.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee is responsible for assisting the Board in its oversight of the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the independent auditor’s qualifications and independence, and the performance of the Company’s internal audit function and independent auditors. The full text of the Audit Committee’s charter is available on the Company’s website at www.thermofisher.com. The Committee reviews the charter annually.

As specified in the charter, management of the Company is responsible for the preparation, presentation, and integrity of the Company’s financial statements and for the appropriateness of the accounting principles and reporting policies that are used by the Company. The independent auditors are responsible for auditing the Company’s financial statements and for reviewing the Company’s unaudited interim financial statements. The Audit Committee’s responsibility is to monitor and oversee these processes. The authority and responsibilities of the Audit Committee set forth in its charter do not reflect or create any duty or obligation of the Audit Committee to plan or conduct any audit, to determine or certify that the Company’s financial statements are complete, accurate, fairly presented, or in accordance with generally accepted accounting principles or applicable law, or to guarantee the independent auditor’s report.

In fulfilling its oversight responsibilities, the Audit Committee has reviewed and discussed the audited financial statements of the Company for the fiscal year ended December 31, 2010, management’s assessment of the effectiveness of the Company’s internal control over financial reporting and the independent auditor’s audit of the Company’s internal control over financial reporting with management and the Company’s independent auditors, PricewaterhouseCoopers LLP (“PwC”).

The Audit Committee has also discussed with PwC the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board, as currently in effect. The Audit Committee has received from PwC the letter and written disclosures required by applicable requirements of the Public Company Accounting Oversight Board, as currently in effect, regarding the independent auditor’s communications with the Audit Committee concerning independence, and has discussed with PwC the auditor’s independence. The Committee also has considered whether the independent auditor’s provision of non-audit services to the Company is compatible with the auditor’s independence.

The Committee has discussed with the Company’s internal audit department and independent auditor the overall scope and plans for their respective audits. The Committee meets with the Company’s director of internal audit and representatives of the independent auditor, in regular and executive sessions, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

Based upon the review and discussions described in this report, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, filed with the SEC.

THE AUDIT COMMITTEE

William G. Parrett (Chairman)
Nelson J. Chai
Thomas J. Lynch
Peter J. Manning

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Independent Auditor Fees

The following table presents the aggregate fees billed for professional services rendered by PwC for the fiscal years ended December 31, 2010, and December 31, 2009:

	Fiscal 2010		Fiscal 2009

Audit Fees	$11,173,000	(1)	$11,914,000
Audit-Related Fees	$992,000		$585,000
Tax Fees	$5,513,000	(2)	$4,453,000
All Other Fees	—		—
Total Fees	$17,678,000		$16,952,000

(1)     Reflects aggregate audit fees billed/estimated to be billed for professional services rendered by PwC for 2010.

(2)     Includes $2,658,000 for tax compliance services and $2,855,000 for tax consulting services.

Audit Fees

Consists of fees billed/estimated to be billed for professional services rendered by PwC for the audit of the Company’s annual consolidated financial statements (including PwC’s assessment of the Company’s internal control over financial reporting) and review of the Company’s interim financial statements included in the Company’s quarterly reports on Form 10-Q and services that are normally provided by PwC in connection with statutory and regulatory filings or engagements for those fiscal years.

Audit-Related Fees

Consists of fees billed for assurance and related services by PwC that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees” above. These services include employee benefit plan audits, accounting consultations relating to acquisitions, divestitures, and financings, financial accounting and reporting matters, internal controls review and SEC filing related matters.

Tax Fees

Consists of fees billed for professional services rendered by PwC for tax compliance, tax advice, and tax planning. These services include professional services related to the Company’s international legal entity restructuring and international and domestic tax planning.

All Other Fees

Consists of fees billed for all other services provided by PwC other than those reported above, of which there were none in fiscal years 2010 and 2009.

Audit Committee’s Pre-Approval Policies and Procedures

The Audit Committee’s charter provides that the Audit Committee must pre-approve all audit services and non-audit services to be provided to the Company by its independent auditor as well as all audit services to be provided to the Company by other accounting firms. However, the charter permits de minimis non-audit services to be provided to the Company by its independent auditors to instead be approved in accordance with the listing standards of the NYSE and SEC rules and regulations. In addition, the charter provides that the Audit Committee may delegate to one or more members of the Audit Committee the authority to grant pre-approvals of permitted non-audit services that would otherwise be required to be pre-approved by the Audit Committee. Any pre-approvals granted under such delegation of authority are to be reported to the Audit Committee at the next regularly scheduled meeting. The Audit Committee has delegated authority to the chairman of the Audit Committee to pre-approve up to an additional $100,000 of permitted non-audit services to be provided to the Company by its independent auditors per calendar year. During fiscal years 2010 and 2009, all audit services and all non-audit services provided to the Company by PwC were pre-approved in accordance with the Audit Committee’s pre-approval policies and procedures described above and no services were provided pursuant to the de minimis exception.

-PROPOSAL 2-

ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are providing our stockholders the opportunity to vote to approve, on an advisory, non-binding basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules. This proposal, which is commonly referred to as “say-on-pay,” is required by the recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, which added Section 14A to the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Section 14A of the Exchange Act also requires that stockholders have the opportunity to cast an advisory vote with respect to whether future executive compensation advisory votes will be held every one, two or three years, which is the subject of Proposal 3.

Our executive compensation programs are designed to attract and retain our executive officers, who are critical to our success. The primary objectives of our executive compensation program are also to:

•     ensure executive compensation is aligned with our corporate strategies and business objectives;

•     promote the achievement of key strategic and financial performance measures by linking annual cash incentives to the achievement of corporate performance goals;

•     motivate the Company’s executive officers in creating long-term value for the Company’s stockholders and achieving other business objectives of the Company; and

•     encourage stock ownership by the Company’s executive officers in order to align their financial interests with the long-term interests of the Company’s stockholders.

To achieve these objectives, our executive compensation program ties a substantial portion of each executive’s overall cash compensation to key strategic, financial and operational goals and uses a portfolio of equity-based incentive awards.

The “EXECUTIVE COMPENSATION” section of this proxy statement beginning on page 11, including “Compensation Discussion and Analysis,” describes in detail our executive compensation programs and the decisions made by the Compensation Committee with respect to the year ended December 31, 2010. As described in the Compensation Discussion and Analysis, the compensation for our named executive officers for 2010 reflected our compensation philosophy and approach and our success versus revenue growth goals, earnings margin expansion goals and a variety of non-financial goals, including goals relating to introduction of new products, our mergers and acquisition strategy, a variety of internal investment objectives, customer and employee allegiance and workforce diversity.

Our executive compensation program also incorporates a number of other key features that are designed to align the interests of our named executive officers and stockholders, and discourage excessive risk-taking by management, including:

•     A mix of compensation that is heavily weighted toward variable rather than fixed payouts;

•     The use of multiple financial and operational performance metrics, including in 2010 the grant of performance-based restricted stock units that vest based on the Company’s total shareholder return relative to the performance of the S&P 500 Industrials Index;

•     Holding period policies for restricted stock units;

•     Stock ownership guidelines that apply to all executive officers;

•     A policy not to extend tax gross-ups in future compensation arrangements;

•     Double-trigger provisions in all of our executive change in control agreements; and

•     Limited perquisites, none of which are subject to a tax gross-up.

Our Board of Directors is asking stockholders to approve a non-binding advisory vote on the following resolution:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, the compensation tables and any related material disclosed in this proxy statement, is hereby approved.

As an advisory vote, this proposal is not binding. Neither the outcome of this advisory vote nor of the advisory vote included in Proposal 3 overrules any decision by the Company or the Board of Directors (or any committee thereof), creates or implies any change to the fiduciary duties of the Company or the Board of Directors (or any committee thereof), or creates or implies any additional fiduciary duties for the Company or the Board of Directors (or any committee thereof). However, our Compensation Committee and Board of Directors value the opinions expressed by our stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for named executive officers.

The Board of Directors recommends that stockholders vote to approve the compensation of our named executive officers by voting “FOR” Proposal 2. Proxies solicited by the Board of Directors will be voted FOR the proposal unless stockholders specify to the contrary on their proxy.

-PROPOSAL 3-

ADVISORY VOTE ON THE FREQUENCY OF
FUTURE EXECUTIVE COMPENSATION ADVISORY VOTES

In Proposal 2, we are providing our stockholders the opportunity to vote to approve, on an advisory, non-binding basis, the compensation of our named executive officers. In this Proposal 3, we are asking our stockholders to cast a non-binding advisory vote regarding the frequency of future executive compensation advisory votes. Stockholders may vote for a frequency of every one, two, or three years, or may abstain from casting a vote.

The Board of Directors will take into consideration the outcome of this vote in making a determination about the frequency of future executive compensation advisory votes. However, because this vote is advisory and non-binding, the Board of Directors may decide that it is in the best interests of our stockholders and the Company to hold the advisory vote to approve executive compensation more or less frequently. In the future, we will propose an advisory vote on the frequency of the executive compensation advisory vote at least once every six calendar years.

After careful consideration, the Board of Directors believes that the executive compensation advisory vote should be held every two years, and therefore our Board of Directors recommends that you vote for a frequency of every two years for future executive compensation advisory votes.

We believe that a once every two years, or biennial, executive compensation advisory vote will allow our stockholders to evaluate executive compensation on a more thorough, longer-term basis than an annual vote. We take a long-term view of executive compensation and encourage our stockholders to do the same. Too-frequent executive compensation advisory votes may encourage short-term analysis of executive compensation. In addition, an annual executive compensation advisory vote may not allow stockholders sufficient time to evaluate the effect of changes we make to our executive compensation program. In determining to recommend that stockholders vote for a frequency of once every two years, we considered how an advisory vote at this frequency will provide stockholders sufficient time to evaluate the effectiveness of our executive compensation policies and practices in the context of our long-term business results rather than emphasizing short-term and potentially one-time fluctuations in our business results or executive compensation. In addition, a vote every two years will provide us sufficient time to be responsive to stockholder views.

We believe that an annual vote on executive compensation would not allow for changes to our executive compensation policies and practices, including changes made in response to the outcome of a prior advisory vote on executive compensation, to be in place long enough for stockholders to meaningfully evaluate them. For example, if our evaluation of the executive compensation vote in May 2011 led us to make changes to our executive compensation program in February 2012 (when executive compensation decisions are usually made by our Compensation Committee based on Company and individual performance during the previous year), those changes would be in place only for a few months before the next executive compensation vote would take place in May 2012.

Conversely, waiting for an executive compensation vote once every three years may allow a particular pay practice to continue too long without timely feedback from stockholders. An executive compensation vote every two years may also assist those stockholders who have interests in many companies and may not be able to devote sufficient time to an annual review of pay practices for all of those companies. Of course, stockholders remain able to contact the Board of Directors at any time to provide feedback about corporate governance and executive compensation matters using the procedures described in “CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS — Communications from Stockholders and Other Interested Parties.”

Therefore, the Board of Directors believes that holding the executive compensation advisory vote every two years is in the best interests of the Company and its stockholders and recommends voting for a frequency of every “TWO YEARS”. Proxies solicited by the Board of Directors will be voted for a frequency of every TWO YEARS unless stockholders specify to the contrary on their proxy.

-PROPOSAL 4-

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The Audit Committee has selected PricewaterhouseCoopers LLP as the Company’s independent auditors for the fiscal year ending December 31, 2011. During the 2010 fiscal year, PwC served as the Company’s independent auditors. See “INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.” Although the Company is not required to seek stockholder ratification of this selection, the Company has decided to provide its stockholders with the opportunity to do so. If this proposal is not approved by our stockholders at the 2011 Annual Meeting of Stockholders, the Audit Committee will reconsider the selection of PwC. Even if the selection of PwC is ratified, the Audit Committee in its discretion may select a different firm of independent auditors at any time during the year if it determines that such a change would be in the best interest of the Company and its stockholders.

Representatives of PwC are expected to be present at the 2011 Annual Meeting of Stockholders. They will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from the stockholders.

The Board of Directors recommends a vote “FOR” the ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent auditors for fiscal year 2011. Proxies solicited by the Board will be voted FOR the proposal unless stockholders specify to the contrary on their proxy.

-PROPOSAL 5-

STOCKHOLDER PROPOSAL ON REPEAL OF CLASSIFIED BOARD

Proposal to Repeal Classified Board

The Florida State Board of Administration, 1801 Hermitage Boulevard, Tallahassee, Florida 32308, a holder of 917,717 shares of Common Stock, has submitted the following resolution for adoption at the 2011 Annual Meeting of Stockholders.

Resolved, that shareholders of Thermo Fisher Scientific, Inc. urge the Board of Directors to take all necessary steps (other than any steps that must be taken by shareholders) to eliminate the classification of the Board of Directors, and to require that, commencing no later than the annual meeting of 2013, all directors stand for elections annually.

Supporting Statement of Stockholder

This resolution, submitted by the Florida State Board of Administration with the assistance of the American Corporate Governance Institute, LLC, urges the board of directors to facilitate a declassification of the board. Such a change would enable shareholders to register their views on the performance of all directors at each annual meeting. Having directors stand for elections annually makes directors more accountable to shareholders, and could thereby contribute to improving performance and increasing firm value.

Over the past decade, many S&P 500 companies have declassified their board of directors. According to FactSet Research Systems, between 2000 and 2009, the number of S&P 500 companies with classified boards declined from 300 to 164. Furthermore, according to Georgeson reports, there were 187 shareholder proposals to declassify boards during the five proxy seasons of 2006 through 2010. The average percentage of votes cast in favor of proposals to declassify exceeded 65% in each of these five years.

The significant shareholder support for proposals to declassify boards is consistent with evidence in academic studies that classified boards could be associated with lower firm valuation and/or worse corporate decision-making. Studies report that:

•     takeover targets with classified boards are associated with lower gains to shareholders (Bebchuk, Coates, and Subramanian, 2002);

•     classified boards are associated with lower firm valuation (Bebchuk and Cohen, 2005);

•     firms with classified boards are more likely to be associated with value-decreasing acquisition decisions (Masulis, Wang, and Xie, 2007); and

•     classified boards are associated with lower sensitivity of compensation to performance and lower sensitivity of CEO turnover to firm performance (Faleye, 2007);

Although one study (Bates, Becher and Lemmon, 2008) reports that classified boards are associated with higher takeover premiums, this study also reports that classified boards are associated with a lower likelihood of an acquisition, and that classified boards are associated with lower firm valuation.

Please vote for this proposal to make directors more accountable to shareholders.

Thermo Fisher Scientific Statement in Opposition to Stockholder Proposal

The Board recommends a vote AGAINST the stockholder proposal set out above for the reasons described below.

Stability and Continuity

Our classified board structure has been in place since 1978, and is a structure that is both widely adopted and has a very long history in corporate law. The purpose of the classified board structure is to provide stability and continuity of board membership, as well as board members who know the Company well, something that the company believes no other form of board structure provides as well. The Board is structured into classes to provide stability and continuity, while also enhancing long-term planning and ensuring that, at any given time, the Board has experienced directors who are knowledgeable about Thermo Fisher’s businesses, products, markets, opportunities and challenges. A classified board also benefits Thermo Fisher and its stockholders because it helps attract and retain highly qualified director candidates who are willing to make long-term commitments of the time and resources necessary to understand Thermo Fisher, its operations and its competitive environment. This commitment is critical to achieve our strategic goals and one that will be best fulfilled by a stable and continuous Board.

Independence

We believe that electing directors to three-year terms, rather than one-year terms, enhances the independence of non-management directors. Serving a longer period of time between elections protects directors against pressure from special interest groups who might have an agenda contrary to the long-term interests of stockholders.

Accountability to Stockholders

In accordance with Thermo Fisher’s bylaws, the Board is divided into three classes that serve staggered three-year terms. Directors elected to three-year terms are equally accountable to stockholders as directors elected annually, since all directors are required to uphold their fiduciary duties to Thermo Fisher and its stockholders regardless of their term. Furthermore, the Board believes that the annual election of one-third of the directors provides stockholders with an effective means to achieve change and evaluate the performance of Thermo Fisher and the directors.

Protection Against Certain Takeovers

The Board believes that the classified structure will provide it valuable leverage to deliver stockholder value in a potential takeover. Although a classified board would not preclude a takeover, it is designed to safeguard our Company against the sudden and disruptive efforts by third parties to quickly take control of the Board. Therefore, a third party seeking to acquire control is encouraged to engage in arm’s length negotiations with the Board, which is in a position to negotiate a transaction that is fair and in the best interests of all of our stockholders.

Financial Results and Stockholder Value

While the proposal suggests that a declassified board could improve performance and increase firm value, there is limited objective evidence to confirm this suggestion. For 2010, Thermo Fisher reported record annual earnings per share of $2.53, and record revenues of $10.79 billion. As a result of the strong performance and other factors, the market price of Thermo Fisher’s stock grew by over 16% in 2010 and Thermo Fisher stock outperformed the S&P 500, which grew at approximately 13%. The Board believes that these financial results are a direct result of the Board having members who (i) have served long enough to learn Thermo Fisher’s business and therefore possess intimate knowledge of the Company, (ii) have contributed to the development of Thermo Fisher’s strategy to create long-term stockholder value and have overseen management’s implementation of that strategy and (iii) are pursuing Thermo Fisher’s long-term business plans and goals.

Procedural Matters

It is important to note that stockholder approval of this proposal would not in itself declassify the Board. Approval of this proposal would advise the Board that a majority of the Company’s stockholders voting at the annual meeting favor a change and would prefer that the Board take the necessary steps to end the staggered system of electing directors.

Conclusion

After careful consideration of this proposal, the Nominating and Corporate Governance Committee and the entire Board have determined that retention of a classified board structure remains in the best long-term interests of the Company and its stockholders. The Board believes that the benefits of a classified board structure do not come at the expense of director accountability. In addition, the stability and continuity, independence and takeover protection provided by a staggered board structure have all contributed to the success of Thermo Fisher. Moreover, the Board believes that the strong financial performance of Thermo Fisher validates the Board’s commitment to Thermo Fisher and its stockholders.

For the reasons noted above, the Board of Directors recommends a vote “AGAINST” Proposal 5 on declassification of the Board of Directors. Proxies solicited by the Board of Directors will be voted AGAINST the proposal unless stockholders otherwise specify to the contrary on their proxy.

OTHER ACTION

Management is not aware at this time of any other matters that will be presented for action at the 2011 Annual Meeting of Stockholders, and the deadline under our bylaws for stockholders to notify the Company of any proposals or director nominees has passed. Should any other matters be properly presented, the proxies grant power to the proxy holders to vote shares represented by the proxies in the discretion of such proxy holders.

STOCKHOLDER PROPOSALS

Proposals of stockholders intended to be included in the proxy statement and proxy card relating to the 2012 Annual Meeting of Stockholders of the Company and to be presented at such meeting must be received by the Company for inclusion in the proxy statement and proxy card no later than December 10, 2011. In addition, the Company’s bylaws include an advance notice provision that requires stockholders desiring to bring proposals before an annual meeting (which proposals are not to be included in the Company’s proxy statement and thus are submitted outside the processes of Rule 14a-8 under the Exchange Act) to do so in accordance with the terms of such advance notice provision. The advance notice provision requires that, among other things, stockholders give timely written notice to the Secretary of the Company regarding their proposals. To be timely, notices must be delivered to the Secretary at the principal executive office of the Company not less than 60, nor more than 75, days prior to the first anniversary of the date on which the Company mailed its proxy materials for the preceding year’s annual meeting of stockholders. Accordingly, a stockholder who intends to present a proposal at the 2012 Annual Meeting of Stockholders without inclusion of the proposal in the Company’s proxy materials must provide written notice of such proposal to the Secretary no earlier than January 24, 2012, and no later than February 8, 2012. Proposals received at any other time will not be voted on at the meeting. If a stockholder makes a timely notification, the proxies that management solicits for the meeting may still exercise discretionary voting authority with respect to the stockholder’s proposal under circumstances consistent with the proxy rules of the SEC.

SOLICITATION STATEMENT

The cost of this solicitation of proxies will be borne by the Company. Solicitation will be made primarily by mail, but regular employees of the Company may solicit proxies personally or by telephone, facsimile transmission or telegram. In addition, the Company has engaged Phoenix Advisory Partners in order to assist in the solicitation of proxies and will reimburse Phoenix Advisory Partners for its reasonable costs and expenses. Brokers, nominees, custodians and fiduciaries are requested to forward solicitation materials to obtain voting instructions from beneficial owners of stock registered in their names, and the Company will reimburse such parties for their reasonable charges and expenses in connection therewith.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements, notices of internet availability of proxy materials and annual reports. This means that only one copy of our proxy statement, notice of internet availability of proxy materials and annual report to stockholders may have been sent to multiple stockholders in your household. The Company will promptly deliver a separate copy of any of these documents to you if you contact us at the following address or telephone number: Investor Relations Department, Thermo Fisher Scientific Inc., 81 Wyman Street, Waltham, Massachusetts 02451, telephone: 781-622-1111. If you want to receive separate copies of the proxy statement, notice of internet availability of proxy materials or annual report to stockholders in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker, or other nominee record holder, or you may contact the Company at the above address or telephone number.

Waltham, Massachusetts
April 8, 2011

THERMO FISHER SCIENTIFIC INC. 81 WYMAN STREET WALTHAM, MA 02451 VOTE BY INTERNET — www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE — 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: M34418-P09991 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY THERMO FISHER SCIENTIFIC INC. The Board of Directors recommends you vote FOR each of the following nominees: 1. Election of Directors Nominees: 1a. Thomas J. Lynch 1b. William G. Parrett 1c. Michael E. Porter 1d. Scott M. Sperling The Board of Directors recommends you vote FOR the following proposal: For Against Abstain 0 0 0 0 0 0 0 0 0 0 0 0 For Against Abstain The Board of Directors recommends you vote FOR the following proposal: 4. Ratification of the Audit Committee’s selection of PricewaterhouseCoopers LLP as the Company’s independent auditors for 2011. For Against Abstain 0 0 0 2. An advisory vote on executive compensation. The Board of Directors recommends you vote 2 YEARS on the following proposal: 0 0 0 0 0 0 0 1 Year 2 Years 3 Years Abstain The Board of Directors recommends you vote AGAINST the following shareholder proposal: 5. Shareholder proposal regarding declassification of the Board of Directors. For Against Abstain 0 0 0 3. An advisory vote on the frequency of future executive compensation advisory votes. For address change/comments, mark here. (see reverse side for instructions) 0 Yes No Please indicate if you plan to attend this meeting. 0 0 Please sign exactly as your name(s) appear(s) hereon. When signing as attor ney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. M34419-P09991 THERMO FISHER SCIENTIFIC INC. This proxy is solicited by the Board of Directors ANNUAL MEETING OF THE STOCKHOLDERS TO BE HELD ON MAY 25, 2011 The undersigned hereby appoints Marc N. Casper, Jim P. Manzi and Peter M. Wilver, and each of them, proxies of the undersigned, each with power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all the shares of common stock of Thermo Fisher Scientific Inc. held of record by the undersigned on March 28, 2011, at the Annual Meeting of the Stockholders to be held at the Mandarin Oriental New York, 80 Columbus Circle at 60th Street, New York, New York, on Wednesday, May 25, 2011 at 1:00 p.m., and at any adjournments thereof, as set forth on the reverse side hereof, and in their discretion upon any other business that may properly come before the meeting. The Proxy will be voted as specified, or if no choice is specified, “FOR” the election of each of the nominees for director, “FOR” the approval of the compensation of our named executive officers, for every “TWO YEARS” for the frequency of future executive compensation advisory votes, “FOR” ratification of the selection of independent auditors, “AGAINST” the declassification of the Board of Directors and as said proxies deem advisable on such other matters as may properly come before the meeting. Address change/comments: (If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side